UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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☐ Preliminary Proxy Statement	☐ CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))

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☐    Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

Harley-Davidson, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

Reg. (S) 240.14a-101.

SEC 1913 (3-99)

NOTICE OF ANNUAL MEETING

AND

PROXY STATEMENT

Harley-Davidson, Inc.

3700 West Juneau Avenue

Milwaukee, Wisconsin 53208

(414) 342-4680

March 27, 2006

Dear Fellow Shareholder:

On behalf of the Board of Directors and management of our Company, I cordially invite you to attend the 2006 Annual Meeting of Shareholders of Harley-Davidson, Inc. to be held at 10:30 a.m., Central Time, on April 29, 2006, at the Pfister Hotel, 424 East Wisconsin Avenue, Milwaukee, Wisconsin.

The attached Notice of Annual Meeting of Shareholders and Proxy Statement describe the formal business to be transacted at the 2006 Annual Meeting of Shareholders. During the 2006 Annual Meeting of Shareholders there will also be brief reports on the operations of the Company. Once the business of the 2006 Annual Meeting of Shareholders has been concluded, Shareholders will be given the opportunity to ask questions.

We sincerely hope you will be able to attend our 2006 Annual Meeting of Shareholders. However, whether or not you are personally present, it is important that your shares be represented.

We are pleased to once again offer multiple options for voting your shares. As detailed in the section called, “Questions and Answers About the Meeting—How Do I Vote?” of the Notice of Annual Meeting of Shareholders and Proxy Statement, you may vote your shares by telephone, via the Internet, by mail or by written ballot at the 2006 Annual Meeting of Shareholders.

Thank you for your continued support of Harley-Davidson, Inc.

Sincerely yours,

James L. Ziemer

President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 29, 2006

The 2006 Annual Meeting of Shareholders of Harley-Davidson, Inc. (the “Company”) will be held at the Pfister Hotel, 424 East Wisconsin Avenue, Milwaukee, Wisconsin on Saturday, April 29, 2006 at 10:30 a.m., Central Time, for the following purposes:

1. To elect four directors to the Board of Directors of the Company (the “Board”), each to serve a three-year term that expires at the Company’s 2009 annual meeting of shareholders;

2. To ratify the selection of Ernst & Young LLP, independent registered public accounting firm, to be the auditors of: (i) the annual consolidated financial statements of the Company; (ii) management’s assessment of the effectiveness of the Company’s internal control over financial reporting; and (iii) the effectiveness of the Company’s internal control over financial reporting for the fiscal year ending December 31, 2006; and

3. To take action upon any other business as may properly come before the 2006 Annual Meeting of Shareholders and any adjournments or postponements of that meeting.

The Board recommends a vote FOR items 1 and 2. The Board or proxy holders will use their discretion on other matters that may arise at the 2006 Annual Meeting of Shareholders.

The Board has fixed the close of business on March 9, 2006 as the record date for determining Shareholders entitled to notice of and to vote at the 2006 Annual Meeting of Shareholders and any adjournments or postponements of that meeting.

By Order of the Board of Directors,

Harley-Davidson, Inc.

Gail A. Lione

Secretary

Milwaukee, Wisconsin

March 27, 2006

We urge you to submit your proxy as soon as possible. If you own shares registered directly with the Company’s transfer agent, Computershare Investor Services LLC, or you own shares in the Company’s Dividend Reinvestment Plan, then you can submit your proxy for those shares by using a toll-free telephone number or the Internet, or by marking your votes on the enclosed proxy card and signing, dating and mailing it in the enclosed postage-paid envelope. Instructions for using these convenient services are set forth on the enclosed proxy card. Street name holders may also vote by telephone or the Internet if their bank, broker or other nominee makes those methods available, in which case the bank, broker or other nominee will enclose the instructions with the Proxy Statement. Street name holders who wish to vote at the meeting will not be permitted to vote in person at the meeting unless they first obtain a proxy issued in their name from their broker, bank or other nominee.

3700 West Juneau Avenue

Milwaukee, Wisconsin 53208

March 27, 2006

PROXY STATEMENT

The proxy accompanying this Proxy Statement is solicited by the Board of Directors (the “Board”) of Harley-Davidson, Inc. (the “Company”) for use at the 2006 Annual Meeting of Shareholders of the Company to be held on April 29, 2006 and at any adjournment or postponement of that meeting (the “Annual Meeting”). This Proxy Statement and the accompanying proxy were first sent to Shareholders (as defined below) on or about March 27, 2006.

As used in this Proxy Statement, “Motor Company” refers collectively to the Company’s subsidiaries, Harley-Davidson Motor Company Operations, Inc., Harley-Davidson Motor Company Group, Inc. and Harley-Davidson Motor Company, Inc., which collectively do business as “Harley-Davidson Motor Company,” and “HDFS” refers to Harley-Davidson Financial Services, Inc. and its subsidiaries.

QUESTIONS AND ANSWERS ABOUT THE MEETING

Q:	What Is the Purpose of the Annual Meeting?

A:	At the Annual Meeting, Shareholders will act upon matters described in the notice of meeting contained in this Notice of Annual Meeting of Shareholders and Proxy Statement (“Proxy Statement”), including the election of directors and the ratification of the Board’s Audit Committee’s (“Audit Committee”) determination regarding the Company’s independent registered public accounting firm. In addition, members of management will report on the Company’s 2005 performance and, once the business of the Annual Meeting is concluded, respond to questions raised by Shareholders as time permits.

Q:	Who Is Entitled to Vote?

A:	Only holders of the 272,320,084 shares of the Company’s $.01 par value common stock (“Common Stock”) outstanding as of the close of business on March 9, 2006 (the “Record Date”) will be entitled to vote at the Annual Meeting (“Shareholders”). Each Shareholder is entitled to one vote for each share of Common Stock that he or she held on the Record Date.

Q:	Who Can Attend the Annual Meeting?

A:	All Shareholders, or individuals holding their duly appointed proxies, may attend the Annual Meeting. Appointing a proxy in response to this solicitation will not affect a Shareholder’s right to attend the Annual Meeting and to vote in person. Please note that if you hold your shares in “street name” (that is, through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date to gain admittance to the Annual Meeting.

Q:	What Constitutes a Quorum?

A:	A majority of the 272,320,084 shares of the Common Stock outstanding on the Record Date must be represented, in person or by proxy, to provide a quorum at the Annual Meeting. If you vote, your shares will be counted toward the quorum. Shares represented by proxy cards either marked “ABSTAIN” or returned without voting instructions are counted as present for the purpose of determining whether the quorum requirement is satisfied. Also, in those instances where banks, brokers or other nominees who hold shares on behalf of others have returned a proxy but cannot vote the shares on particular matters without receiving voting instructions from the beneficial owners (“broker nonvotes”), those shares will be counted as present for quorum purposes. Broker nonvotes will not be counted as votes for or against any proposal.

Q:	What Is the Effect of Not Voting?

A:	The consequences of not voting will depend on how your share ownership is registered. If you own shares as a registered holder and do not vote, your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement.

If you own shares in street name and do not vote, your broker, bank or other nominee may represent your shares at the meeting for purposes of obtaining a quorum. If you do not give voting instructions for your shares, your broker, bank or other nominee may or may not be able to vote your shares in its discretion depending on the proposals before the meeting. Your broker, bank or other nominee may vote your shares in its discretion on routine matters such as Proposal 1, the election of directors, and Proposal 2, the ratification of the Company’s independent registered public accounting firm.

Q:	How Do I Vote?

A:	If you own shares registered directly with the Company’s transfer agent, Computershare Investor Services LLC, or if you own shares through the Company’s Dividend Reinvestment Plan, on the close of business on the Record Date, you can appoint a proxy by telephone by calling toll-free (within the United States or Canada) (866) 668-0871, by using the Internet at http://www.computershare.com/us/proxy or by mailing your signed proxy card in the enclosed envelope. If you own shares in street name, you may vote by telephone or the Internet if your bank, broker or other nominee makes those methods available, in which case your bank, broker or other nominee will enclose instructions with your Proxy Statement. The telephone and Internet voting procedures are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that your instructions have been properly recorded. If you vote via the Internet, you should understand that there might be costs associated with electronic access that you must bear, such as usage charges from Internet access providers and telephone companies.

Q:	Can I Change My Vote After I Submit My Proxy?

A:	Yes. You can change your vote at any time before the proxy is exercised by submitting a new proxy or by providing written notice to the Secretary of the Company and voting in person at the Annual Meeting. Your presence at the Annual Meeting does not in and of itself revoke your proxy. Unless so revoked, the shares represented by your proxy received by the Board will be voted at the Annual Meeting. If you specify a choice by means of the proxy, then your shares will be voted in accordance with such specifications. If you do not specify a choice, then your shares will be voted in accordance with the recommendations of the Board.

Q:	Is My Vote Confidential?

A:	Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation.

Q:	What Am I Voting On?

A:	You are voting on two proposals:

Proposal 1: Election of Class III Directors

Election of four directors for a term of three years, with the following as the Board’s nominees:

a.	Jeffrey L. Bleustein;

b.	Donald A. James;

c.	James A. Norling; and

d.	James L. Ziemer.

Proposal 2: Ratification of Selection of an Independent Registered Public Accounting Firm

The Audit Committee has selected Ernst & Young LLP, independent registered public accounting firm, to be the auditors of: (i) the annual consolidated financial statements of the Company; (ii) management’s assessment of the effectiveness of the Company’s internal control over financial reporting; and (iii) the effectiveness of the Company’s internal control over financial reporting for the fiscal year ending December 31, 2006.

Q:	What Are the Board’s Recommendations?

A:	The Board recommends a vote:

•	for election of the nominated slate of directors (see Proposal 1); and
•	for ratification of the selection of Ernst & Young LLP, independent registered public accounting firm, to be the auditors of: (i) the annual consolidated financial statements of the Company; (ii) management’s assessment of the effectiveness of the Company’s internal control over financial reporting; and (iii) the effectiveness of the Company’s internal control over financial reporting for the fiscal year ending December 31, 2006 (see Proposal 2).

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board.

Q:	What Vote Is Required to Approve Each Proposal?

A:	The four director nominees receiving the greatest number of votes will be elected. Provided a quorum is present, the ratification of Ernst & Young LLP as the independent registered public accounting firm for fiscal year 2006 requires an affirmative vote of the majority of votes cast by Shareholders.

Q:	Are There Any Other Items That Are To Be Acted Upon During the Annual Meeting?

A:	No. The Company is not aware of any other matters that you will be asked to vote on at the Annual Meeting. In addition, the deadline has passed for Shareholders to submit proposals for presentation at the Annual Meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the requirements set forth in the Restated Articles of Incorporation of the Company (“Articles of Incorporation”). If other matters are properly brought before the Annual Meeting with the assent of the Board, the Board or proxy holders will use their discretion on these matters as they may arise.

Q:	Who Will Count the Vote?

A:	Computershare Investors Services LLC will count the vote. Its representative will serve as the inspector of the election.

Q:	Who Pays to Prepare, Mail and Solicit the Proxies?

A:	The cost of soliciting the proxies relating to the Annual Meeting will be borne by the Company, except for some costs which may be associated with individual Shareholder use of the telephone and Internet. Proxies may be solicited by personal meeting, telephone, Internet, telegraph and facsimile machine, as well as by use of the mails. It is anticipated that banks, brokerage houses and other custodians, nominees or fiduciaries will be requested to forward soliciting materials to their principals and to obtain authorization for the execution of proxies and that they will be reimbursed by the Company for their out-of-pocket expenses incurred in providing those services. Employees of the Company participating in the solicitation of proxies will not receive any additional remuneration for such solicitation. The Company has retained D. F. King & Co., Inc. to aid in the solicitation at an estimated cost to the Company of approximately $7,000 plus out-of-pocket expenses.

Q:	How Can I Obtain Electronic Access to Shareholder Materials Instead of Receiving Mailed Copies?

A:

We are pleased to offer you the option to view shareholder communications (for example, annual reports and proxy statements) over the Internet, instead of receiving those documents in print. By consenting to view communications over the Internet, you will help us reduce our printing and mailing costs, which can be substantial. Participation is completely voluntary, but now is a good time to do so. If you give your consent, then we will notify you by U.S. Mail when shareholder materials are available over the Internet and provide you with a listing of the website locations where you can access such materials. Once you give your consent, it will remain in effect until you inform us otherwise. Even if you give your consent, you maintain the right to request paper copies of these documents at any time by contacting the Company’s Investor Relations Department by: (a) mail at Harley-Davidson, Inc., Attention: Investor

Relations, 3700 West Juneau Avenue, P. O. Box 653, Milwaukee, Wisconsin 53201-0653, (b) telephone at 877-HDSTOCK (toll-free) or (c) e-mail at investor.relations@harley-davidson.com. If you access documents electronically, you should understand that there might be costs associated with electronic access that you must bear, such as usage charges from Internet access providers and telephone companies.

To give your consent, check the box labeled “I Consent” in the section labeled “Consent for Future Delivery of Proxy Material Online” on your proxy card. If you hold your shares through a bank, broker or other nominee, please refer to the information that entity provides to you for instructions on how to elect this option. If you have previously consented to receive shareholder communications electronically, then you do not need to provide additional consent at this time.

We encourage you to consider agreeing to view your shareholder communications electronically.

QUESTIONS AND ANSWERS ABOUT THE COMPANY

Q:	How is the Company’s Management Structured?

A:	The Company operates in two business segments: the Motorcycles and Related Products segment and the Financial Services segment. The Motorcycles and Related Products segment includes the Motor Company and the group of companies doing business as Buell Motorcycle Company. The Financial Services segment includes HDFS.

Since 1993 and until recently, the Motor Company has been managed by three functional groups, or “circles”—the Produce Product Group, the Create Demand Circle and the Provide Support Circle. The circle structure encourages a highly collaborative culture.

In February 2006, the Company announced a change in its organizational structure. Instead of three functional circles, the Motor Company is now managed by four functional circles. The four circles consist of the Design Product Circle, the Produce Product Group, the Sales and Marketing Circle and the Provide Support Circle. This new structure is designed to enable the Company’s leaders and their respective organizations to better focus on critical priorities, to increase the speed of decision making and to provide clear accountability for results. The Design Product Circle is charged with bringing products to market, improving quality and lowering costs of our products; the Produce Product Group is charged with the manufacture and delivery of products; the Sales and Marketing Circle is charged with increasing the retail sales of the Company’s independent dealers, getting closer to customers and improving global distribution; and the Provide Support Circle is charged with providing the necessary services to support those activities and the strategic direction of the Company (please see the diagram on page 6).

All of the leaders of the Motor Company’s functional areas, the chief operating officers of HDFS and Buell and the chief technical officer of Buell make up the Functional Leadership Group (“FLG”), and each participates in the circle that is most appropriate for his or her functional area. For example, the Vice President, Engineering sits on the Design Product

Circle; the Vice President, Advanced Manufacturing sits on the Produce Product Group; the Vice President, Marketing sits on the Sales and Marketing Circle; and the Vice President and Chief Financial Officer sits on the Provide Support Circle. Certain members of all of the circles are chosen to become members of the Leadership and Strategy Council (“LSC”). The LSC functions similarly to an executive committee for the Company and consists of chosen members of the circles, as well as the chief operating officers of the Motor Company, Buell Motorcycle Company and HDFS and certain Company officers.

The members of the LSC are challenged with the responsibility of making decisions on business issues that impact the entire Company, developing high-level policies and advising the Chief Executive Officer. For purposes of the Securities and Exchange Commission (“SEC”), the LSC members are deemed the Company’s executive officers who, among other things, are required to disclose their holdings of and transactions in Common Stock on forms prescribed by the SEC.

Q:	Who are the Company’s current executive officers for SEC purposes?

A:	As of the Record Date, the Company’s executive officers for SEC purposes were as follows:

Name and Title	Age
Thomas E. Bergmann, Vice President and Chief Financial Officer of the Company	39
Mr. Bergmann has been employed by the Company since March 6, 2006.

Joanne M. Bischmann, Vice President, Marketing of the Motor Company	44
Ms. Bischmann has been employed by the Motor Company for approximately 16 years.

James M. Brostowitz, Vice President, Treasurer and Chief Accounting Officer of the Company; and from April 30, 2005 to March 6, 2006 Mr. Brostowitz also held the position of Acting Chief Financial Officer of the Company	54
Mr. Brostowitz has been employed by the Company and/or the Motor Company for approximately 18 years.

Karl M. Eberle, Vice President and General Manager, Kansas City of the Motor Company	57
Mr. Eberle has been employed by the Motor Company for approximately 16 years.

Jon R. Flickinger, Vice President of the Motor Company and President and Chief Operating Officer of Buell Motorcycle Company	47
Mr. Flickinger has been employed by the Motor Company for approximately 11 years.

John A. Hevey, Vice President, Strategic Planning and New Business Development of the Motor Company	48
Mr. Hevey has been employed by the Motor Company for approximately 16 years.

Ronald M. Hutchinson, Vice President and Coach to the Design Product Circle of the Motor Company	59
Mr. Hutchinson has been employed by the Motor Company for approximately 30 years.

Gail A. Lione, Vice President, General Counsel and Secretary of the Company and Chief Compliance Officer of the Company	56
Ms. Lione has been employed by the Company for approximately nine years.

James A. McCaslin, President and Chief Operating Officer of the Motor Company	57
Mr. McCaslin has been employed by the Motor Company for approximately 14 years.

Harold A. Scott, Vice President, Human Resources of the Motor Company	58
Mr. Scott has been employed by the Motor Company for approximately five years.

W. Kenneth Sutton, Jr., Vice President, Engineering of the Motor Company	57
Mr. Sutton has been employed by the Motor Company for approximately 13 years.

Donna F. Zarcone, President and Chief Operating Officer of HDFS	48
Ms. Zarcone has been employed by HDFS for approximately 12 years.

James L. Ziemer, President and Chief Executive Officer of the Company	56
Mr. Ziemer has been employed by the Company and/or the Motor Company for approximately 34 years.

Q:	Does the Company have a Chief Compliance Officer?

A:	Yes. In 2004, the Board appointed Gail A. Lione, Vice President, General Counsel and Secretary of the Company, as the Company’s Chief Compliance Officer. Appointing Ms. Lione as Chief Compliance Officer was part of the Board’s commitment to compliance at the highest levels and its desire to promote compliance, education and reporting within the Company. This action formalized continuing efforts by the Company to direct and promote an effective compliance program. Among other things, this compliance program has included quarterly reports by the FLG and other senior management to the Motor Company’s Legal Department regarding compliance matters and training of and by business owners, particularly in more regulated areas of the Company. The compliance program also includes training on corporate governance issues including insider trading restrictions and disclosure of material information to employees and senior management. In addition, Ms. Lione makes regular reports to the Audit Committee on legal and compliance matters.

Q:	Does the Company have a Disclosure Committee?

A:	Yes. The Company has a Disclosure Committee comprised of members of management responsible for considering the materiality of information and making disclosure decisions on a timely basis. The Disclosure Committee Guidelines, as amended, provide, among other things, that the Disclosure Committee: (1) has access to all Company books, records, facilities and personnel, as well as the Company’s independent registered public accounting firm and outside counsel; (2) design, establish and maintain disclosure controls and procedures for the SEC reporting process and modify them from time to time, as appropriate; (3) create and review all financial press releases; (4) review SEC filings on Form 8-K, Form 10-K, Form 10-Q and the Company’s annual proxy statement; (5) suggest appropriate disclosures or opine on disclosure issues; (6) evaluate changes in SEC, New York Stock Exchange (“NYSE”) and Financial Accounting Standards Board disclosure rules and make recommendations regarding their impact on the Company; (7) receive and review regular updates from the Company’s management, internal auditors and independent accountants; (8) discuss material items with employees in the internal audit function, independent registered public accounting firm and the Company’s management to ensure appropriate disclosure; (9) arrange for necessary training to ensure effective implementation of the disclosure controls and procedures; (10) periodically review and reassess the performance of the Disclosure Committee; (11) maintain written records necessary to evidence procedures followed in connection with the preparation and approval of any disclosure documents; (12) annually review and reassess the adequacy of the Disclosure Committee Guidelines; and (13) undertake any other responsibilities delegated to it from time to time by any senior officer of the Company to assist that senior officer in fulfilling his or her responsibility for oversight of compliance with the disclosure controls and procedures. The Company formally established the Disclosure Committee in October 2002.

Q:	Does the Company have an Internal Audit Department?

A:	Yes. The Company has an internal audit function. The head of the internal audit function reports directly to both the Audit Committee and the Company’s Chief Financial Officer. The Audit Committee Charter specifically provides that the head of the internal audit function is ultimately accountable to the Board and the Audit Committee, and that the Audit Committee has the ultimate authority and responsibility to appoint, retain, evaluate and, where appropriate, replace the head of the internal audit function. For more information on the internal audit function, please see the “Audit Committee Report.”

Q:	Where Can I Find Corporate Governance Materials for the Company?

A:	The Corporate Governance Policy, the Conflict Process for Directors and Executive Officers, the Code of Business Conduct (the “Code of Conduct”), the Financial Code of Ethics (the “Financial Code”) and the charters for the Audit Committee of the Board, Nominating and Corporate Governance Committee of the Board (“Nominating Committee”) and Human Resources Committee of the Board (“Human Resources Committee”) are published on the Corporate Governance page of the Company’s website at http://www.harley-davidson.com. The Company is not including the information contained on or available through its website as a part of this proxy statement, by reference or otherwise.

Since 1992, the Company has had a Code of Conduct approved by the Board, which applies to all Company employees and directors. The Code of Conduct is intended to promote honest and ethical conduct and to provide guidance for the appropriate handling of various business situations. The Code of Conduct has been delivered to all employees worldwide and is also available in seven languages on the Corporate Governance page of the Company’s website. Employees may anonymously report possible violations of the Code of Conduct via toll-free telephone numbers or in writing to the General Counsel of the Company at the following address in care of the Secretary of the Company: Harley-Davidson, Inc., 3700 West Juneau Avenue, P. O. Box 653, Milwaukee, Wisconsin 53201-0653. For more information on the Code of Conduct, please see the “Nominating and Corporate Governance Committee Report.” The Company also has the Financial Code which is signed by managers of employees and employees in the finance and accounting areas, or in areas that provide support to the finance and accounting areas of the Company and its affiliates and subsidiaries. Reports of possible violations of the Financial Code may be made directly to the Chairperson of the Audit Committee, in care of the Secretary of the Company at the above address.

Q:	How May I Contact the Members of the Board?

A:	All current members of the Board are listed on the Corporate Governance page of the Company’s website. Shareholders and other parties interested in communicating with Barry K. Allen, the Presiding Director (the director who presides at executive sessions of the Board), or with any non-management director may do so by writing to that director in care of the Secretary of Harley-Davidson, Inc., 3700 West Juneau Avenue, P.O. Box 653, Milwaukee, Wisconsin 53201-0653.

Shareholders may recommend candidates for consideration by the Nominating Committee at any time by writing to the Chairperson of the Nominating Committee in care of the Secretary of the Company at the above address. For consideration in connection with the 2007 annual meeting of shareholders, such recommendations must be received by the Company on or before November 27, 2006.

PROPOSALS TO BE VOTED ON

PROPOSAL 1

ELECTION OF DIRECTORS

The Articles of Incorporation provide for a Board of not less than six, nor more than 15 members, as determined from time to time by the affirmative vote of a majority of the directors then in office. The Board is divided into three classes, with one class of directors elected each year for a term of three years subject to the mandatory retirement provisions in the Company’s by-laws. The retirement provisions are contained in Section 2.07 of the Company’s by-laws, which provide that a director automatically ceases to be a director of the Company upon the earlier to occur of the annual meeting following the director’s 70th birthday or the director’s serving 15 years on the Board, except that the current Board may (without such director present if the Board so chooses) elect to exempt a director from these provisions.

The Board currently consists of ten members: four with terms that expire at the Annual Meeting (Class III Directors), three with terms that expire at the 2007 annual meeting of shareholders (Class I Directors) and three with terms that expire at the 2008 annual meeting of shareholders (Class II Directors).

The four nominees for director set forth below, all of whom are currently Class III Directors, are proposed to be elected at the Annual Meeting to serve until the 2009 annual meeting of shareholders. One of the nominees, Director Donald A. James, would have become subject to the retirement provisions at the commencement of the Annual Meeting (which marks Mr. James’ fifteen year anniversary). The Nominating Committee considered the candidacy of Mr. James and his value to the Company as a director based, in part, upon his historical knowledge of the Company and his extensive industry experience and determined to exercise its discretion under the retirement provisions to extend Mr. James’ tenure. The remaining six directors will continue to serve as members of the Board for terms as set forth below. The nominees have advised the Company that they will serve if elected. Directors are elected by a plurality of the votes cast, assuming a quorum is present at the Annual Meeting. Thus, any shares not voted, whether due to abstentions or broker nonvotes (if any), will not have an impact on the election of directors. Once a share is represented at the Annual Meeting, it will be deemed present for quorum purposes throughout the Annual Meeting (including any adjournment or postponement of that meeting unless a new record date is or must be set for such adjournment or postponement). Proxies solicited by the Board will be voted “FOR” the following nominees unless a Shareholder specifies otherwise. Should any such nominee become unable to serve, proxies may be voted for another person designated by the Board.

The names, ages as of the Record Date, and principal occupations for at least the past five years of each of the directors and nominees and the names of any other public companies of which each is presently serving as a director are set forth below:

THE BOARD RECOMMENDS A VOTE “FOR” THE FOLLOWING NOMINEES.

Nominees for Class III Directors—Terms Expiring at the 2009 Annual Meeting of Shareholders

JEFFREY L. BLEUSTEIN, 66, has been a director of the Company since 1996.

Mr. Bleustein was elected Chairman of the Board of the Company in December 1998. On April 30, 2005, Mr. Bleustein retired as Chief Executive Officer and President of the Company. He also served as Chief Executive Officer and President of the Company from July 1997 to April 2005. From July 1997 to May 1999 Mr. Bleustein served as President and Chief Executive Officer of the Motor Company. Mr. Bleustein served as President and Chief Operating Officer of the Motor Company from January 1993 to May 2000. He was Executive Vice President of the Company from September 1991 to June 1997. Mr. Bleustein was an employee of the Motor Company for 34 years. He is also a director of Brunswick Corporation and Kohler Co.

DONALD A. JAMES, 62, has been a director of the Company since 1991.

Mr. James is a co-founder, equity owner and, since 2002, has served as Chairman and Chief Executive Officer of Deeley Harley-Davidson Canada/Fred Deeley Imports Ltd., the largest independent motorcycle distributorship in Canada and the exclusive distributor of the Company’s motorcycles in Canada. He served as Vice Chairman and Chief Executive Officer of Deeley Harley-Davidson Canada/Fred Deeley Imports Ltd. from 1973 to 2002.

JAMES A. NORLING, 64, has been a director of the Company since 1993.

Mr. Norling has served as Chairman of the board of directors of Chartered Semiconductor Manufacturing Ltd., a semiconductor manufacturer, since August 2002. Mr. Norling also served as interim President and Chief Executive Officer of that company from April 2002 to July 2002. In August 2000, Mr. Norling retired as Executive Vice President of Motorola, Inc., a manufacturer of electronics, and as President, Personal Communications Sector of Motorola, Inc., positions that he held since June 1999. He served as Executive Vice President, Deputy to Chief Executive Officer and President, Europe, Middle East and Africa for Motorola, Inc. from December 1998 to June 1999, and as President and General Manager, Messaging, Information and Media Sector for Motorola, Inc. from January 1997 to December 1998.

JAMES L. ZIEMER, 56, has been a director of the Company since December 2004.

Mr. Ziemer is the Chief Executive Officer and President of the Company, a position he has held since April 30, 2005. Mr. Ziemer previously served as Vice President and Chief Financial Officer of the Company from December 1990 to April 2005 and President of The Harley-Davidson Foundation, Inc. until March 6, 2006. His career at the Motor Company has spanned approximately 34 years.

Class I Directors—Terms Expiring at 2007 Annual Meeting of Shareholders

BARRY K. ALLEN, 57, has been a director of the Company since 1992.

Mr. Allen has served as Executive Vice President, Operations since March 2004 of Qwest Communications International Inc., a broadband Internet-based communications company, and prior to that time, from August 2002, he served as Chief Human Resources Officer of Qwest. Mr. Allen also serves as President of Allen Enterprises, LLC, a private equity investment and management company he established in August 2000. Mr. Allen served as President of Ameritech Corporation, a telecommunications company, from October 1999 until August 2000. Mr. Allen was Executive Vice President of SBC Communications (f/k/a Ameritech Corporation) from August 1995 to October 1999. He is also a director of Fiduciary Management, Inc. which is the investment advisor for certain funds including FMI Common Stock Fund, Inc., FMI Large Cap Fund and FMI Focus Fund and FMI Provident Trust Strategy Fund, for which Mr. Allen serves as a director.

RICHARD I. BEATTIE, 66, has been a director of the Company since 1996.

Mr. Beattie is currently serving as Chairman of Simpson Thacher & Bartlett LLP, a law firm, a position he has held since May 2004. Mr. Beattie has been a partner of Simpson Thacher & Bartlett LLP since 1977 and has served as Chairman of the Executive Committee of that firm since 1991. Mr. Beattie is an expert in corporate governance issues, serving as counsel to numerous boards and non-management directors. Mr. Beattie also has a distinguished record of public service, including serving as General Counsel of the Department of Health, Education and Welfare during President Carter’s administration and as a Senior Advisor to the Secretary of State for Reorganization Issues in 1997 during President Clinton’s administration. From 1995 to 1997, Mr. Beattie served as President Clinton’s Emissary for Cyprus. Mr. Beattie is also a director of Heidrick & Struggles International, Inc.

JUDSON C. GREEN, 53, has been a director of the Company since November 2004.

Mr. Green has been the President and Chief Executive Officer of NAVTEQ Corporation, a leading provider of comprehensive digital map information for automotive navigation systems, mobile navigation devices and Internet-based mapping applications, since May 2000. Prior to joining NAVTEQ Corporation, Mr. Green was the Chairman of Walt Disney Attractions from December 1998 until April 2000, and President of Walt Disney Attractions, the theme park and resort segment of The Walt Disney Company, from August 1991 through December 1998. Mr. Green is also a director of NAVTEQ Corporation and DreamWorks Animation SKG, Inc. (as of March 21, 2006).

Class II Directors—Terms Expiring at 2008 Annual Meeting of Shareholders

GEORGE H. CONRADES, 67, has been a director of the Company since 2002.

Mr. Conrades is Executive Chairman of Akamai Technologies, Inc., a provider of secure, outsourced e-business infrastructure services and software, a position he has held since April 2005. Mr. Conrades served as Chairman and Chief Executive Officer of Akamai from April 1999 to April 2005. Since August 1998, Mr. Conrades also has served as a venture partner with Polaris Venture Partners, an early stage investment company. Mr. Conrades previously served as Executive Vice President of GTE Corporation, a telecommunications company, and President of GTE Internetworking, Inc., an Internet communications company, from May 1997 to August 1998, following that firm’s acquisition of BBN Corporation, a technological research and development company. Prior to that time and for 31 years, Mr. Conrades was employed by International Business Machines Corporation, an information technology company. He is also a director of Cardinal Health, Inc.

SARA L. LEVINSON, 55, has been a director of the Company since 1996.

Ms. Levinson is ChairMom of ClubMom, Inc., a consumer relationship management company, a position she has held since May 2000. Ms. Levinson previously served as President of the Women’s Group of Rodale, Inc., the world’s leading publisher of information on healthy, active lifestyles, a position she held from September 2002 to May 2005. She previously served as Chief Executive Officer of ClubMom, Inc. from May 2000 to September 2002. Ms. Levinson was President of NFL Properties, Inc., a trademark licensing company for the National Football League, from September 1994 to April 2000. Prior to that time, Ms. Levinson served as President and Business Director of MTV: Music Television, a cable television network, from 1993 to September 1994. She is also a director of Federated Department Stores, Inc.

GEORGE L. MILES, JR., 64, has been a director of the Company since 2002.

Mr. Miles is President and Chief Executive Officer of WQED Multimedia, the public broadcaster for southwestern Pennsylvania, a position he has held since April 1994. Mr. Miles is also a certified public accountant who at the beginning of his career worked for over eight years with Touche Ross & Company, an accounting firm, and six years as an auditor for the federal government. He is also a director of American International Group, Inc., Equitable Resources, Inc. and WESCO International, Inc. Mr. Miles also served as director of Westwood One, Inc. and resigned from this position effective March 31, 2006.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

Ernst & Young LLP, independent registered public accounting firm, audited the Company’s consolidated financial statements for the fiscal year ended December 31, 2005, management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005, and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005. Ernst & Young LLP has been selected by the Audit Committee to serve as the Company’s independent registered public accounting firm for the current fiscal year, and in accordance with a resolution of the Board, this selection is being presented to Shareholders for ratification. Representatives of Ernst & Young LLP will be present at the Annual Meeting to respond to Shareholders’ questions.

If prior to the Annual Meeting Ernst & Young LLP shall decline to act or its engagement shall be otherwise discontinued by the Audit Committee, the Audit Committee will appoint another independent registered public accounting firm whose engagement for any period subsequent to the Annual Meeting will be subject to ratification by Shareholders at the Annual Meeting. If the Shareholders fail to ratify the engagement of Ernst & Young LLP at the Annual Meeting, then the Audit Committee will reconsider its selection of independent registered public accounting firm. Proxies solicited by the Board will be voted “FOR” ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2006, unless a proxy specifies otherwise.

The affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting is required for ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006. For purposes of determining the vote regarding this proposal, abstentions will have no impact on the vote. Proxies solicited by the Board will be voted “FOR” ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

The Company entered into an engagement letter with Ernst & Young LLP for its work in 2005 which, among other things, contains contractual provisions that subject the Company to alternative dispute resolution procedures and excludes punitive damages from any monetary award. It is anticipated that audit work performed by Ernst & Young LLP for 2006 will be subject to a similar engagement letter.

Fees Paid to Ernst & Young LLP

During the fiscal year ended December 31, 2005, Ernst & Young LLP was employed principally to perform the annual audit and to render audit-related and tax services. Pursuant to the Audit Committee Charter, all Ernst & Young LLP services must be pre-approved by the Audit Committee. Fees paid to Ernst & Young LLP for each of the last two fiscal years were pre-approved by the Audit Committee and are listed in the following table.

	2005	2004
Audit fees	$2,087,300	$1,747,900
Audit-related fees	274,700	322,000
Tax fees	240,200	416,000
All other fees	—	—

	$2,602,200	$2,485,900

Audit fees included fees for the recurring audit of the Company’s consolidated financial statements and the audit of the Company’s internal controls over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal auditor reasonably can provide to a client, such as consents and reviews of documents filed with the Securities and Exchange Commission. Audit-related services included audits of employee benefit plans, procedures related to securitization transactions and internal control and accounting consultations. Tax services included tax advice, planning and compliance.

The Audit Committee has adopted procedures for pre-approving all audit and nonaudit services provided by the independent auditor. These procedures include reviewing and approving a budget for audit and permitted nonaudit services. The budget includes a description of, and a budgeted amount for, particular categories of nonaudit services that are recurring in nature and therefore anticipated at the time the budget is submitted. In addition, the Audit Committee has established a policy that the fees paid for nonaudit services are less than the fees paid for audit services. Audit Committee approval is required to exceed the budget amount for a particular category of nonaudit services and to engage the independent auditor for any nonaudit services not included in the budget. For both types of pre-approval, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence. The Audit Committee also considers whether the independent auditor is best positioned to provide the most effective and efficient service for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile and whether the services enhance the Company’s ability to manage or control risks and improve audit quality. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee. The Audit Committee periodically monitors the services rendered and actual fees paid to the independent registered public accounting firm to ensure that such services are within the parameters approved by the Audit Committee.

THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF

ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM.

OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

Neither the Board nor management intends to bring before the Annual Meeting any matters other than those referred to in the Notice of Annual Meeting and this Proxy Statement. If any other matters shall properly come before the Annual Meeting, it is the intention of the persons named in the proxy forms to vote the shares represented by each such proxy in accordance with their judgment on such matters. To bring business before an annual meeting, a shareholder must give written notice thereof to the Secretary of the Company in advance of the meeting in compliance with the terms and within the time periods specified in the Articles of Incorporation (see “Shareholder Proposals” on page 45 of this Proxy Statement). No Shareholder has given written notice to the Secretary of the Company of his or her desire to bring business before the Annual Meeting in compliance with the terms and time periods specified in the Articles of Incorporation.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Independence of Directors

The Board has determined that all current directors, other than Messrs. Bleustein, Ziemer and James, qualify as independent directors of the Company under NYSE rules. To assist the Board in making determinations of independence, the Board adopted the categorical standards set forth below. The Board determined that, for the directors who qualify as independent, any relationships that such directors have with the Company satisfy the categorical standards.

The Board reviews and affirmatively determines on the recommendation of the Nominating Committee, based upon all relevant facts and circumstances, whether any director has a material relationship with the Company that would affect his or her independence. Under the categorical standards that the Board has established to assist it in making these determinations, the Board will not consider the following relationships material:

•	The director has any relationship that currently exists or that has existed (including through an immediate family member*) with a company that makes payments to (other than contributions to tax exempt organizations), or receives payments from, the Company for property or services in an amount which, in any single fiscal year during the previous three fiscal years, does not exceed the greater of $1 million or 2% of the consolidated gross revenues of the company with which the director has such relationship.

•	The director has any relationship that currently exists or that has existed (including through an immediate family member*) with a tax exempt organization that receives contributions from the Company in an amount which, in any single fiscal year during the previous three fiscal years, does not exceed the greater of $1 million or 2% of the consolidated gross revenues of the tax exempt organization with which the director has such relationship.

•	The director is a shareholder of the Company.

•	The director has a relationship that currently exists or that has existed (including through an immediate family member*) with a company that has a relationship with the Company, but the director’s relationship with the other company is through the ownership of the stock or other equity interests of that company that constitutes less than 10% of the outstanding stock or other equity interests of that company.

•	A family member of the director has a relationship with the Company but the family member is not an immediate family member* of the director.

•	An immediate family member* of the director, other than his or her spouse, is an employee of a company that has a relationship with the Company but the family member is not an executive officer of that company.

*	An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-laws, and anyone (other than domestic employees) who shares such person’s home.

Further, a director cannot qualify as independent for Audit Committee purposes if the director, other than in his or her capacity as a member of the Audit Committee, the Board, or any other Board committee:

•	Accepts directly or indirectly any consulting, advisory, or other compensatory fee from the Company or any of its subsidiaries, except that compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company (provided that such compensation is not contingent in any way on continued service); or

•	Is an affiliated person of the Company or any of its subsidiaries.

Indirect acceptance of any consulting, advisory or other compensatory fee includes acceptance of such a fee by a spouse, a minor child or stepchild or a child or stepchild sharing a home with the audit committee member or by an entity in which such audit committee member is a partner, member, an officer such as a managing director occupying a comparable position or executive officer, or occupies a similar position (except limited partners, non-managing members and those occupying similar positions who, in each case, have no active role in providing services to the entity) and which provides accounting, consulting, legal, investment banking or financial advisory services to the Company or any of its subsidiaries.

Board Committees

The Board has three committees: the Audit Committee, the Human Resources Committee and the Nominating Committee. The charter for each of the committees is published on the Corporate Governance page of the Company’s website located at http://www.harley-davidson.com.

Audit Committee

Members:	During 2005, the members of the Audit Committee were directors Richard I. Beattie, Judson C. Green, George L. Miles, Jr. and James A. Norling (Chairperson).

Number of Meetings in 2005: eight (8)

Audit Committee Purpose:

The Audit Committee Charter provides, among other things, that the Audit Committee shall assist the Board in fulfilling its oversight responsibility relating to the:

•	integrity of the Company’s financial statements and the financial reporting process;

•	systems of internal control over financial reporting;

•	approval of the Financial Code of Ethics;

•	internal audit function;

•	retention, compensation and termination of the independent registered public accounting firm;

•	annual independent audit of the Company’s financial statements;

•	independent registered public accounting firm’s qualifications and independence; and

•	Company’s compliance with legal and regulatory requirements.

In December 2005, the Audit Committee reviewed and reassessed the adequacy of the Audit Committee Charter and recommended proposed changes to the Board for approval, which the Board approved in February 2006. The Audit Committee Charter, as amended, is attached hereto as Exhibit A.

The Board has determined that all members of the Audit Committee are independent and financially literate in accordance with the audit committee requirements of NYSE rules. The Board has determined that Messrs. Green and Miles are audit committee financial experts within the meaning of SEC rules. The functions of the Audit Committee and its activities during fiscal year 2005 are discussed in more detail under the heading “Audit Committee Report.”

Human Resources Committee

Members:	During 2005, the members of the Human Resources Committee were directors Barry K. Allen, George H. Conrades (Chairperson) and Sara L. Levinson.

Number of Meetings in 2005: three (3)

Human Resources Committee Purpose:

The Human Resources Committee Charter provides, among other things, that the Human Resources Committee:

•	review the annual performance of the Chief Executive Officer with input from the independent directors of the Board and make recommendations to the independent directors about the Chief Executive Officer’s total compensation;

•	review overall compensation plans for executive officers and other employees and produce an annual report on compensation for inclusion in the Company’s proxy statement in accordance with applicable rules and regulations;

•	review and recommend all equity-based compensation plans;

•	evaluate Company management performance overall and provide recommendations regarding management successors;

•	review potential conflicts of interest and any other potential Code of Business Conduct violations by the Company’s executive officers (other than the Chief Executive Officer); and

•	review the disclosure of any waivers of such conflicts or other Code of Business Conduct violations for executive officers (other than the Chief Executive Officer).

The Board has determined that all members of the Human Resources Committee are independent in accordance with the requirements of NYSE rules.

Nominating and Corporate Governance Committee

Members:	During 2005, the members of the Nominating Committee were directors Barry K. Allen (Chairperson), Richard I. Beattie, George H. Conrades, Judson C. Green, Sara L. Levinson, George L. Miles, Jr. and James A. Norling.

Number of Meetings in 2005: five (5)

Nominating Committee Purpose:

The Nominating Committee Charter provides, among other things, that the Nominating Committee shall:

•	identify and make recommendations to the Board on individuals qualified to serve as Board members of the Company consistent with the criteria approved by the Board;

•	identify and make recommendations to the Board on individuals qualified to serve as the Chief Executive Officer of the Company;

•	review and recommend the renomination of incumbent directors;

•	review and recommend committee appointments;

•	lead the Board in its annual review of the Board’s and its committees’ performance;

•	approve goals and objectives for the Chief Executive Officer and review the Chief Executive Officer’s annual performance;

•	review and approve the Chief Executive Officer’s total compensation as recommended by the Human Resources Committee;

•	review and approve the Company’s Code of Business Conduct;

•	establish a process for review of potential conflicts of interest;

•	review potential conflicts of interest and any other potential Code of Business Conduct violations by the Company’s Chief Executive Officer or directors;

•	review the disclosure of any waivers of such conflicts or other Code of Business Conduct violations for the Company’s Chief Executive Officer or directors;

•	review and reassess annually the Corporate Governance Policy applicable to the Company and recommend any proposed changes to the Board for approval;

•	take a leadership role in shaping the corporate governance of the Company; and

•	perform other related tasks, such as studying and making recommendations to the Board concerning the size, committee structure, compensation or meeting frequency of the Board.

The Board has determined that all members of the Nominating Committee are independent in accordance with the requirements of NYSE rules.

The Nominating Committee Charter sets forth the criteria for identifying and recommending new candidates to serve on the Board. In considering potential candidates for the Board, including with respect to incumbent directors and persons that shareholders recommend, the Nominating Committee considers, among other qualifications that it deems appropriate, the following:

•	principal employment;

•	expertise relevant to the Company’s business;

•	diversity to the Board, including whether the potential candidate brings complementary skills and viewpoints;

•	time commitments, particularly the number of other boards on which the potential candidate may serve;

•	independence and absence of conflicts of interest as determined by NYSE rules and other applicable laws, regulations and rules;

•	financial literacy and expertise; and

•	personal qualities including strength of character, maturity of thought process and judgment, values and ability to work collegially.

The Nominating Committee will consider candidates recommended by shareholders. Shareholders may recommend candidates for consideration by the Nominating Committee by writing to the Nominating Committee in care of the Secretary of Harley-Davidson, Inc., 3700 West Juneau Avenue, P. O. Box 653, Milwaukee, Wisconsin 53201-0653. The Nominating Committee’s policy regarding director candidates recommended by shareholders and the process for identifying and evaluating such nominees is as follows:

•	If a shareholder has complied with procedures to recommend director candidates that the Nominating Committee has established, then the Nominating Committee will consider director candidates that such shareholder has recommended for available seats on the Board.

•	In making recommendations to the Board of one or more candidates to serve as directors, the Nominating Committee will examine each bona fide director candidate on a case-by-case basis regardless of who recommended the candidate. Without limitation, there should be no difference in the manner in which the Nominating Committee evaluates candidates based on whether a candidate is recommended by a shareholder or the Board.

•	In general, for each candidate that any person or group brings to the attention of the Nominating Committee for consideration for nomination as a director of the Company, the chairperson of the Nominating Committee will make a threshold determination whether the Nominating Committee should further consider the candidate at that time based on factors the chairperson deems relevant, including, without limitation, the Company’s current need for qualified candidates and the chairperson’s view as to whether the candidate has sufficient qualifications for further consideration for nomination as a director.

•	If the chairperson makes a threshold determination that the Nominating Committee should further consider the candidate, then the chairperson will report that determination to the Nominating Committee and communicate all relevant information to the Nominating Committee (including the source of the proposed candidate).

•	Each Nominating Committee member is responsible for sending feedback on a candidate back to the chairperson. Thereafter, the Nominating Committee will take such additional steps with respect to the candidate as the Nominating Committee may elect to enable the Nominating Committee to determine whether to recommend the candidate to the full Board.

For consideration in connection with the 2007 annual meeting of shareholders, such recommendations must be received by the Nominating Committee in care of the Secretary of the Company on or before November 27, 2006.

In addition, any shareholder who desires to nominate a director candidate for consideration by the shareholders at the 2007 annual meeting of shareholders, rather than recommend a candidate to the Nominating Committee, must give written notice to the Secretary of the Company in advance of the 2007 annual meeting of shareholders in compliance with the terms and within the time periods specified in the Articles of Incorporation. The Articles of Incorporation state, among other things, that to nominate a director candidate for consideration at an annual meeting of shareholders, a shareholder must give written notice that complies with the Articles of Incorporation to the Secretary of the Company not less than 60 days in advance of the date in the current fiscal year of the Company corresponding to the date the Company released its proxy statement to shareholders in connection with the annual meeting of shareholders for the immediately preceding year. Since the Company anticipates mailing this Proxy Statement on March 27, 2006, the Company must receive notice of a nomination for a director candidate for consideration by shareholders at the 2007 annual meeting of shareholders no later than January 26, 2007.

Board Meetings, Attendance, Executive Sessions and Presiding Director

In 2005, there were five regularly scheduled meetings of the Board, one of which was a telephonic meeting. All incumbent directors attended at least 75% of the meetings of the Board and the Board committees on which they served during 2005. The Board met in executive sessions during all regularly scheduled meetings (except the telephonic meeting), without management present, and plans to continue that practice going forward. On April 30, 2005, non-management members of the Board re-appointed Mr. Allen as presiding director for these executive sessions.

Shareholder Communication with the Board and Annual Meeting Attendance

The Presiding Director is responsible for chairing the Board’s executive sessions. Shareholders and other parties interested in communicating directly with the presiding director may do so by writing to the Presiding Director (Barry K. Allen) in care of the Secretary of Harley-Davidson, Inc., 3700 West Juneau Avenue, P. O. Box 653, Milwaukee, Wisconsin 53201-0653. Communications may be made to the Chairperson of the Audit Committee, James A. Norling, by writing to Chairperson, Audit Committee in care of the Secretary of Harley-Davidson, Inc., 3700 West Juneau Avenue, P. O. Box 653, Milwaukee, Wisconsin 53201-0653. The Board also has a process for shareholders to communicate with other directors. All current members of the Company’s Board are listed on the Corporate Governance page of the Company’s website. Shareholders and other parties interested in communicating with non-management directors may do so by writing to that director in care of the Secretary of Harley-Davidson, Inc., 3700 West Juneau Avenue, P. O. Box 653, Milwaukee, Wisconsin 53201-0653. The Company does not screen mail to these individuals. However, the mail is opened and forwarded to the director specified in the communication.

Unless a director has a conflict in his or her schedule, all directors are expected to attend the annual meeting of shareholders. All of the Company’s directors attended the Company’s 2005 annual meeting of shareholders and were available to answer any shareholder questions.

Director Fees

Directors who are employees of the Company (currently Mr. Ziemer) do not receive any special compensation for their services as directors. Directors who are not employees of the Company (“Non-employee Directors”) receive an annual retainer fee of $100,000, an additional annual retainer of $10,000 for serving as the chairperson of the Audit Committee and an additional annual retainer fee of $5,000 for serving as chairperson of the Human Resources Committee or Nominating Committee. In 2005, Mr. Bleustein received an additional $50,000 for his service as the Chairman of the Board which amount was, in part, in recognition for his work on the development and implementation of the plan for the transition of his duties as the former Chief Executive Officer to Mr. Ziemer, which fee will be reduced to $25,000 in 2006. Members of the Audit Committee, other than the chairperson, receive an additional $5,000 annual retainer fee for serving as a member of the Audit Committee. Pursuant to the Harley-Davidson, Inc. Director Stock Plan, as amended, a Non-employee Director may elect to receive 0%, 50% or 100% of the annual retainer fee to be paid in each calendar year in the form of Common Stock based upon the fair market value of Common Stock at the time of the annual meeting of shareholders. Directors must receive a minimum of 50% of their annual retainer in Common Stock until the director reaches the stock ownership guidelines set forth in the Company’s Director and Senior Executive Stock Ownership Guidelines (the “Stock Ownership Guidelines”). Directors may choose to defer the receipt of their annual retainer fees payable in cash or Common Stock. Deferrals of fees payable in shares of Common Stock will be credited to a share account, will be treated as invested in Common Stock, and ultimately will be paid in Common Stock. Deferrals of fees payable in cash will be credited to a cash account and will earn a return based on investment options made available to and selected by the director. A director’s deferred compensation will be paid to the director following cessation of his or her service on the Board in compliance with recent rule changes regarding deferred compensation plans. In addition, a clothing allowance of $1,500 to purchase Harley-Davidson® MotorClothes® apparel and accessories is also provided to Non-employee Directors, along with a discount on Company products that is the same discount available to all employees of the Motor Company.

CERTAIN TRANSACTIONS

Mr. Conrades, a director of the Company, is the Executive Chairman of Akamai Technologies, Inc. (“Akamai”). The Company and Akamai have continued a commercial relationship that existed before Mr. Conrades joined the Board under which Akamai provides Internet content distribution services. The relationship does not preclude Mr. Conrades from qualifying as an independent director under the Board’s categorical independence standards. The Nominating Committee has considered this relationship under the Company’s Conflict of Interest Process for Directors and Executive Officers. The Nominating Committee has waived any conflict of interest that this relationship may represent on the bases that the relationship existed before Mr. Conrades joined the Board and the fees paid to Akamai were negotiated on an arm’s length basis and are well below the applicable categorical independence standard adopted by the Board.

Mr. Green, a director of the Company, is President and Chief Executive Officer of NAVTEQ Corporation (“NAVTEQ”). The Company and NAVTEQ have continued a commercial relationship that existed before Mr. Green joined the Board under which the Company purchased NAVTEQ data files (NAVSTREETS Premium Product) in 2003 and annual updates to these data files from a third party reseller. The relationship does not preclude Mr. Green from qualifying as an independent director under the Board’s categorical independence standards. The Nominating Committee has considered this relationship under the Company’s Conflict of Interest Process for Directors and Executive Officers. The Nominating Committee has waived any conflict of interest that this relationship may represent on the bases that the relationship existed before Mr. Green joined the Board and the annual maintenance fees paid to the third party reseller for the NAVTEQ product were negotiated on an arm’s length basis and are well below the applicable categorical independence standard adopted by the Board.

Mr. James, a director of the Company, is Chairman, Chief Executive Officer and an equity owner of Deeley Harley-Davidson Canada/Fred Deeley Imports Ltd. (“Deeley Imports”), the exclusive distributor of the Company’s motorcycles in Canada. The Company in 2005 recorded revenue and financial services income from Deeley Imports of $145.1 million and had an accounts receivable balance due from Deeley Imports of $14.8 million as of December 31, 2005. The Company anticipates that it will do a similar amount of business with Deeley Imports in 2006. The Nominating Committee has considered this relationship under the Company’s Conflict of Interest Process for Directors and Executive Officers. The Nominating Committee has waived any conflict of interest that this relationship may represent on the basis that the Company provided the products and services that generated the revenue and income from Deeley Imports in the ordinary course of business at prices and on terms and conditions that the Company believes are the same as those that would result from arm’s length negotiations between unrelated parties.

Ms. Lione is married to a partner in the law firm of Foley & Lardner LLP. That law firm has performed legal services for the Company for many years predating Ms. Lione’s employment at the Company and her spouse’s election to partnership in 2000. In 2005, the Company paid Foley & Lardner LLP approximately $2.1 million for legal services. The increase in fees paid relative to 2004 is primarily a result of legal services provided by Foley & Lardner LLP as one of the law firms representing the Company in various securities-related matters and representing the Company and the individual defendants in various shareholder and ERISA lawsuits. The legal services that Foley & Lardner LLP provides are in areas other than patent and patent related work, Ms. Lione’s spouse’s area of specialty. The Human Resources Committee has considered this relationship under the Company’s Conflict of Interest Process for Directors and Executive Officers. The Committee has waived any conflict of interest that this relationship may represent on the basis that the law firm has had a historical relationship with the Company, the Company does not use the law firm for any patent or patent related legal work and these relationships have been voluntarily disclosed in the Company’s proxy statements since 2001.

COMMON STOCK OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of January 31, 2006 with respect to Common Stock ownership of each director, the Chief Executive Officer, the named executive officers, all directors and executive officers as a group and each person or group of persons known by the Company to own beneficially more than 5% of the Common Stock.

Beneficial Ownership Table

	Amount and Nature of Beneficial Ownership(1)(2)
Name of Beneficial Owner	Number of Shares(2)		Percent of Class	Shares Issuable Upon Exercise of Stock Options(3)
Barry K. Allen	31,179	(4)	*	5,500
Richard I. Beattie	20,199		*	5,500
Jeffrey L. Bleustein	1,596,033	(5)	*	860,000
James M. Brostowitz	410,530	(6)	*	73,036
George H. Conrades	10,750		*	1,800
Judson C. Green	3,074		*	-0-
Donald A. James	309,222	(7)	*	5,500
Gail A. Lione	225,970		*	185,343
Sara L. Levinson	15,649		*	5,500
James A. McCaslin	326,735		*	153,146
George L. Miles, Jr.	4,119		*	-0-
James A. Norling	18,808	(8)	*	5,500
Donna F. Zarcone	69,157		*	56,945
James L. Ziemer	544,948	(9)	*	253,295
All Directors and Executive Officers as a Group (19 Individuals)	3,995,379		1.46%	1,973,401
Davis Selected Advisers, L.P.	15,779,508	(10)	5.76%
Capital Research and Management Company	18,451,900	(11)	6.73%

* The amount shown is less than 1% of the outstanding shares of Common Stock.

(1) Except as otherwise noted, all persons have sole voting and investment power over the shares listed. In all cases, information regarding such power is based on information provided to the Company by the individual beneficial owners.

(2) Includes shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days of January 31, 2006 and shares of Common Stock held in the Company’s 401(k) Plan; the Company’s Dividend Reinvestment Plan; and the Company’s Employee Stock Purchase Plan, as of January 31, 2006. For the executive officers, the number of shares also includes shares of unvested restricted stock that were granted pursuant to the Harley-Davidson, Inc. 2004 Incentive Stock Plan and are subject to forfeiture until completion of, generally, a four year vesting period. Generally, fifty percent of the shares of restricted stock granted may vest after two years based on the Company’s performance. For the chief executive officer and the named executive officers, the number of shares of unvested restricted stock is set forth in Footnote 2 to the Summary Compensation Table.

(3) Includes only stock options exercisable within 60 days of January 31, 2006.

(4) 22,156 shares of Common Stock are held by the Barry K. Allen Revocable 1990 Living Trust for the primary benefit of Mr. Allen. Mr. Allen has shared voting and investment power over such shares held in the trust.

(5) As of January 31, 2006, the Jeffrey Bleustein & Brenda Bleustein Intangibles Trust held 732,448 shares for the primary benefit of Jeffrey Bleustein and Brenda Bleustein, his spouse. Neither serves as trustee of the trust, and the trustee has voting and investment power over the shares while they are held in the trust.

(6) 25,000 of such shares of Common Stock are held by the Brostowitz Family Limited Partnership. Mr. Brostowitz is the general partner of the limited partnership and has shared voting and investment power over the shares.

(7) 293,675 of such shares of Common Stock are held by Deeley Harley-Davidson Canada/Fred Deeley Imports Ltd. Mr. James has sole voting power and shared investment power over such shares.

(8) 8,000 of such shares of Common Stock are held by Heritage Ventures, Ltd., a limited partnership for which Mr. Norling has sole voting and investment power.

(9) 6,500 of such shares of Common Stock are held by the Ziemer Family Foundation for which Mr. Ziemer has shared voting and investment power over the shares. 23,800 shares are held by the Ziemer Family Limited Partnership. Mr. Ziemer is a general and limited partner of the partnership and has shared voting and investment power over the shares. 20,000 shares are held by the James L. Ziemer Charitable Lead Unitrust. Mr. Ziemer is trustee of the unitrust and has voting and investment power over the shares. 38,600 shares are held by the Ziemer Family Limited Partnership, #2. Mr. Ziemer is a general and limited partner of the partnership and has shared voting and investment power over the shares. 355 shares are held by Mr. Ziemer’s grandchildren and Mr. Ziemer acts as custodian over these 355 shares.

(10) The information is derived from a Schedule 13G filed with the Company and the SEC on February 14, 2006 by Davis Selected Advisers, L.P., an investment adviser. As of December 31, 2005, Davis Selected Advisers, L.P. had sole voting power over 15,779,508 shares, shared voting power over zero shares, sole investment power over 15,779,508 shares and shared investment power over zero shares. Davis Selected Advisers, L.P. is located at 2949 East Elvira Road, Suite 101, Tucson, Arizona 85706.

(11) The information is derived from a Schedule 13G filed with the Company and the SEC on February 10, 2006 by Capital Research and Management Company, an investment company and investment adviser. As of December 31, 2005, Capital Research and Management Company, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, was

deemed to be the beneficial owner of 18,451,900 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Capital Research and Management Company is located at 333 South Hope Street, Los Angeles, California 90071.

Stock Ownership Guidelines

In August 2002, the Board approved Stock Ownership Guidelines (“Guidelines”) which were revised in August 2004 and more recently on February 15, 2006. The Guidelines stipulate that all directors must hold 5,000 shares of Common Stock and that senior executives (that is, FLG members) hold a stated minimum number between 5,000 to 30,000 shares of Common Stock (not including grants of stock options), depending on their career band level. Each director or FLG member has until the later of January 2008 or five years from the date he or she is elected a director or promoted to a career band 2 or higher to accumulate the appropriate number of shares. In addition, the most recent revisions to the Guidelines provide that until the applicable guideline is achieved, the director or senior executive is required to retain the following percentage of stock received as a result of the exercise of Harley-Davidson stock options:

•	20% of the net shares received in the case of a CB0 senior executive;
•	15% of the net shares received in the case of a CB1 senior executive; and
•	10% of the net shares received in the case of a CB2 senior executive.

As of January 31, 2006, approximately 60% of the executive officers (LSC) have met the Guidelines; 80% of the Chief Executive Officer and the named executive officers have met the Guidelines; and the average stock holding of the Chief Executive Officer and the named executive officers was 171,115 shares.

EXECUTIVE COMPENSATION

The following table shows the aggregate compensation, including incentive compensation, paid by the Company for fiscal years 2005, 2004 and 2003 to the current Chief Executive Officer (Mr. Ziemer), the named executive officers of the Company and the former Chief Executive Officer (Mr. Bleustein):

Summary Compensation Table

		Annual Compensation				Long Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Other Annual Compen- sation ($)		Restricted Stock Awards (2) ($)	Securities Underlying Options (#)	All Other Compen- sation (3) ($)
James L. Ziemer
President and CEO (since April 30, 2005)	2005	623,908	598,623	33,514	(4)	600,192	99,245	35,096
Vice President and CFO	2004	364,796	446,875	21,890		0	30,125	33,871
Vice President and CFO	2003	352,521	705,745	22,018		0	28,045	29,530
James A. McCaslin
President and COO— Motor Company	2005	423,104	188,395	35,386	(5)	152,816	21,578	30,237
President and COO—Motor Company	2004	409,015	478,139	30,183		0	42,240	20,680
President and COO— Motor Company	2003	391,890	630,943	29,926		0	30,334	29,520
Donna F. Zarcone
President and COO—HDFS	2005	373,161	347,330	52,428	(6)	135,374	19,113	120,664	(7)
President and COO—HDFS	2004	362,293	444,144	48,266		0	29,920	120,164
President and COO—HDFS	2003	350,102	620,060	58,552		0	37,416	119,664
Gail A. Lione
Vice President, General Counsel and Secretary / Chief Compliance Officer	2005	333,059	237,804	24,996	(8)	1,344,258	16,985	20,857
Vice President, General Counsel and Secretary / Chief Compliance Officer (as of August 3, 2004)	2004	321,212	268,212	21,349		0	26,589	22,115
Vice President, General Counsel and Secretary	2003	308,143	354,365	21,610		0	32,930	22,327

		Annual Compensation				Long Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Other Annual Compen- sation ($)		Restricted Stock Awards (2) ($)	Securities Underlying Options (#)	All Other Compen- sation (3) ($)
James M. Brostowitz
Vice President and Treasurer Acting CFO (April 30, 2005 through March 6, 2006) Chief Accounting Officer	2005	261,470	169,182	20,502		94,799	13,383	15,458
Vice President and Treasurer	2004	253,691	211,832	20,487		0	20,950	17,274
Vice President and Treasurer	2003	245,155	281,928	20,508		0	26,199	17,522
Jeffrey L. Bleustein
Chairman, President and CEO (through April 30, 2005)	2005	291,678	297,511	107,765	(9)	0	0	10,685
Chairman, President and CEO	2004	875,034	3,531,310	98,233		0	200,000	98,875
Chairman, President and CEO	2003	861,283	3,500,000	69,163		0	150,000	99,302

(1) The bonuses listed on this table reflect the performance of the Chief Executive Officer and each of the named executive officers in the year shown. However, bonuses are actually paid in the following calendar year.

(2) As of December 31, 2005, the Chief Executive Officer and the named executive officers of the Company (excluding Mr. Bleustein) held unvested restricted stock as follows: Mr. Ziemer held 12,227 shares valued at $629,568; Mr. McCaslin held 2,497 shares valued at $128,571; Ms. Zarcone held 2,212 shares valued at $113,896; Ms. Lione held 21,965 shares valued at $1,130,978; and Mr. Brostowitz held 1,549 shares valued at $79,758. Dividends are paid on shares of unvested restricted stock.

(3) The 2005 amount for Mr. Ziemer, Mr. McCaslin, Ms. Lione, Mr. Brostowitz and Mr. Bleustein includes a 401(k) matching contribution of $6,300; and a non-qualified deferred compensation plan matching contribution of $25,824, $20,737, $11,738, $7,899, $0, respectively. The balance of the 2005 amount for Messrs. Ziemer and Bleustein and each named executive officer is the value of life insurance provided by the Company. Ms. Zarcone’s compensation under this column is described in Footnote 6 below.

(4) The 2005 amount for Mr. Ziemer includes a $2,717 tax gross-up for Mr. Ziemer’s life insurance, a $26,500 cash perquisite payment and $4,296 for the authorized non-business use of the Company’s airplane. For this purpose, the value of authorized non-business use of the Company’s airplane represents the incremental cost for such use which includes only those variable costs incurred as a result of personal flight activity and excludes non-variable costs that would have been incurred regardless of whether there was any personal use of the aircraft.

(5) The 2005 amount for Mr. McCaslin includes a $622 tax gross-up for Mr. McCaslin’s life insurance, a $29,600 cash perquisite payment and $5,164 for the authorized non-business use of the Company’s airplane.

(6) The 2005 amount for Ms. Zarcone includes a $38,500 cash perquisite payment and $13,928 for a leased automobile, membership dues and tax preparation services.

(7) The 2005 amount for Ms. Zarcone under the All Other Compensation column includes payments made in the amount of $112,914 for an annual insurance premium that the Company paid under a Split Dollar Agreement, as amended, and described in “Retirement Benefits and Agreements Related to Employment—Other Agreements Relating to Employment.” The 2005 amount also includes a 401(k) matching contribution of $7,750.

(8) The 2005 amount for Ms. Lione includes a $639 tax gross-up for Ms. Lione’s life insurance, a $20,300 cash perquisite payment and $4,057 for the authorized non-business use of the Company’s airplane.

(9) The 2005 amount for Mr. Bleustein includes a $3,238 tax gross-up for Mr. Bleustein’s life insurance, a $14,800 cash perquisite payment and $89,727 for the authorized non-business use of the Company’s airplane.

STOCK OPTION GRANTS IN 2005

During 2005, the Human Resources Committee granted options to purchase shares of Common Stock under the Company’s 2004 Incentive Stock Plan to the Chief Executive Officer (Mr. Ziemer) and the named executive officers as follows:

Option Grants in 2005

	Individual Grants (1)				Potential Realizable Value at Assumed Annual Rates of Stock Appreciation for Option Term (2)($)
Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees	Exercise Price ($/Sh)	Expiration Date	0%	5%	10%
James L. Ziemer	19,245	2.13%	61.20	2/15/2015	$0	$740,865	$1,877,350
	80,000	8.84%	46.39	4/30/2015	0	2,333,702	5,914,060
James A. McCaslin	21,578	2.38%	61.20	2/15/2015	0	830,677	2,104,934
Donna F. Zarcone	19,113	2.11%	61.20	2/15/2015	0	735,784	1,864,473
Gail A. Lione	16,985	1.88%	61.20	2/15/2015	0	653,863	1,656,887
James M. Brostowitz	13,383	1.48%	61.20	2/15/2015	0	515,199	1,305,512
Jeffrey L. Bleustein (3)	—		—	—	—	—	—
All Optionees	822,043	90.78%	61.20	2/15/2015	0	31,639,080	80,179,640
	80,000	8.83%	46.39	4/30/2015	0	2,333,702	5,914,060
	3,500	0.39%	50.51	9/12/2015	0	111,179	281,750
All Shareholders(4)	n/a	n/a	n/a	n/a	$0	$11,300,000,000	$28,600,000,000

(1) The options granted under the 2004 Incentive Stock Plan are non-qualified stock options. The exercise price per share is 100% of the fair market value of a share of Common Stock on the date of the grant. The options may be exercised one year after the date of grant, not to exceed 25% of the shares in the first year, with an additional 25% to be exercisable in each of the following three years. Options expire ten years from the date of grant. Each option granted under the 2004 Incentive Stock Plan will vest automatically upon a change of control of the Company.

(2) The dollar amounts under these columns are the results of calculations at 0% and at the 5% and 10% rates set by the SEC. The potential realizable values are not intended to forecast possible future appreciation, if any, in the market price of Common Stock.

(3) Mr. Bleustein announced in December 2004 that he would be retiring as Chief Executive Officer as of April 30, 2005. Accordingly, no options were granted to Mr. Bleustein in 2005. Upon his retirement, the options granted to Mr. Bleustein in 2002, 2003 and 2004 that were not fully vested became fully vested and exercisable pursuant to the terms of the respective option grant agreements.

(4) Represents corresponding gain to all shareholders based on 293,480,046 shares of Common Stock outstanding on February 15, 2005, the date on which the majority of the options included in the table were granted, calculated based on the fair market value of such Common Stock on such date.

AGGREGATED OPTION EXERCISES AND OPTION VALUES

Shown below is information relating to the exercise of options by, the current Chief Executive Officer (Mr. Ziemer), the named executive officers during 2005 and the former Chief Executive Officer (Mr. Bleustein) and the value of unexercised options held by such persons as of December 31, 2005.

Aggregated Option Exercises In 2005 and Option Values At December 31, 2005

Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options At December 31, 2005 (#)		Value of Unexercised In-the-Money Options At December 31, 2005 ($)(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
James L. Ziemer	—	—	224,524	147,685	$4,607,269	$611,264
James A. McCaslin	—	—	121,165	75,613	1,093,048	227,462
Donna F. Zarcone	49,826	$613,382	28,370	67,224	0	201,485
Gail A. Lione	—	—	160,090	59,518	2,391,999	177,317
James M. Brostowitz	85,812	$3,178,993	53,028	47,069	283,126	141,076
Jeffrey L. Bleustein	—	—	860,000	0	$8,173,414	$0

(1) Value based on value of Common Stock at time of exercise minus the option exercise price, multiplied by the number of shares of Common Stock exercised.

(2) Value based on a fair market value of Common Stock on December 31, 2005, less the option exercise price.

RETIREMENT BENEFITS AND AGREEMENTS RELATED TO EMPLOYMENT

The following table shows at different levels of remuneration and years of credited service the estimated net annual benefits payable as a straight life annuity to the Chief Executive Officer and each of the named executive officers under the Salaried Pension Plan, the Restoration Plan and the Supplemental Agreements (all as defined below), assuming retirement at age 62:

Pension Plan Table

Total Pay	Years of Service
	5	10	15	20	25	30	35	15 Plus(1)
200,000	16,018	32,036	48,053	64,071	80,089	96,107	112,124	100,000
300,000	22,881	45,762	68,643	91,524	114,406	137,287	160,168	150,000
400,000	30,881	61,762	92,643	123,524	154,406	185,287	216,168	200,000
500,000	38,881	77,762	116,643	155,524	194,406	233,287	272,168	250,000
600,000	46,881	93,762	140,643	187,524	234,406	281,287	328,168	300,000
800,000	62,881	125,762	188,643	251,524	314,406	377,287	440,168	400,000
1,000,000	78,881	157,762	236,643	315,524	394,406	473,287	552,168	500,000
1,250,000	98,881	197,762	296,643	395,524	494,406	593,287	692,168	625,000
1,500,000	118,881	237,762	356,643	475,524	594,406	713,287	832,168	750,000
1,750,000	138,881	277,762	416,643	555,524	694,406	833,287	972,168	875,000
2,000,000	158,881	317,762	476,643	635,524	794,406	953,287	1,112,168	1,000,000
2,250,000	178,881	357,762	536,643	715,524	894,406	1,073,287	1,252,168	1,125,000
2,500,000	198,881	397,762	596,643	795,524	994,406	1,193,287	1,392,168	1,250,000
3,000,000	238,881	477,762	716,643	955,524	1,194,406	1,433,287	1,672,168	1,500,000
3,500,000	278,881	557,762	836,643	1,115,524	1,394,406	1,673,287	1,952,168	1,750,000
4,000,000	318,881	637,762	956,643	1,275,524	1,594,406	1,913,287	2,232,168	2,000,000

(1) This column applies only to Messrs. Ziemer and McCaslin who are entitled to supplemental benefits under their Supplemental Agreements, assuming retirement at age 62, as discussed more fully below. If the amount reflected under this column exceeds the appropriate amount for such person under another column, then the person will receive the amount under this column. Prior to his retirement on April 30, 2005, this column also applied to Mr. Bleustein, as he was covered under a Supplemental Agreement, as described more fully below, and had completed at least 15 years of service.

The Company maintains the Retirement Annuity Plan for Salaried Employees of Harley-Davidson, a noncontributory defined benefit pension plan (“Salaried Pension Plan”). Under the Salaried Pension Plan, salaried employees of the Company (excluding HDFS and certain other subsidiaries), including Messrs. Brostowitz, McCaslin and Ziemer and Ms. Lione, are generally eligible to retire with unreduced benefits at age 62 or later. Mr. Bleustein participated in the Salaried Pension Plan and was eligible to receive unreduced benefits upon his retirement as of April 30, 2005 at the age of 66. Benefits are based upon monthly “final average earnings” as defined in the Salaried Pension Plan. Prior to December 31, 1994, the monthly benefit is the difference between 1.6% of the final average earnings and 0.9% of the primary monthly Social Security benefit multiplied by years of service. On and after December 31, 1994, the revised benefit is 1.2% of the final average earnings plus 0.4% of the final average earnings in excess of Social Security covered compensation multiplied by years of service. The benefit of a person with service on or after December 31, 1994 is the greater of his or her benefit determined using the revised formula for all service or the sum of his or her benefit under the former formula for service through December 31, 1994 and his or her benefit under the revised formula for service after that date. For the Chief Executive Officer and each of the named executive officers (other than Ms. Zarcone), final average earnings equal one-twelfth of the highest average annual total compensation (consisting of base salary and bonus as shown in the Summary Compensation Table) paid over five consecutive calendar years within the last ten years of service prior to the participant’s retirement or other date of termination. Vesting under the Salaried Pension Plan occurs upon the earlier of five years of service or age 65. An employee who retires after age 55 and before age 62 with a minimum of five years of service will receive an actuarially reduced benefit under the Salaried Pension Plan. The surviving spouse of an employee who is eligible for early retirement or who is vested at death is also entitled to certain benefits under the Salaried Pension Plan. HDFS does not provide a non-contributory defined benefit pension plan to any of its employees, including Ms. Zarcone.

The Company has adopted the Pension Benefit Restoration Plan (the “Restoration Plan”) pursuant to which the Company will pay participants amounts that exceed certain limitations the Internal Revenue Code imposes on benefits payable under the Salaried Pension Plan. Approximately 111 employees participate in the Restoration Plan. An executive may elect payment in an optional form, including a single lump sum payment in lieu of periodic payments of the Restoration Plan benefit. Calculated as of December 31, 2005, annualized final average earnings and years of credited service under the Salaried Pension Plan and the Restoration Plan were as follows $985,787 and 30.25 years, respectively, for Mr. Ziemer; $892,361 and 13.25 years, respectively, for Mr. McCaslin; $621,444 and 8.17 years, respectively, for Ms. Lione; and $501,125 and 17.75 years; respectively, for Mr. Brostowitz. Calculated as of the date of his April 30, 2005 retirement, annualized final average earnings and years of credited service under the Salaried Pension Plan and the Restoration Plan were as follows for Mr. Bleustein: $3,607,185 and 33.5 years, respectively.

The Company has Supplemental Executive Retirement Plan Agreements (the “Supplemental Agreements”) with Messrs. Ziemer and McCaslin. There are two additional executives who are not executive officers who have Supplemental Agreements. At this time, the Company does not expect to enter into any additional Supplemental Agreements. Under the Supplemental Agreements for Messrs. Ziemer and McCaslin, a participant who retires at or after age 55 with 15 years of service is entitled to a yearly retirement benefit payment equal to, for retirement at age 55, 35% of the executive’s annualized final average earnings increasing in equal increments to 50% of annualized final average earnings for retirement on or after age 62, reduced by the amount of any pension payable by the Company under the Salaried Pension Plan, by the amount of benefits under the Restoration Plan and by any other defined benefit retirement programs of the Company. An executive may elect payment in an optional form, including a single sum payment in lieu of periodic payments of the Supplemental Agreement benefits. At the time of his April 30, 2005 retirement, Mr. Bleustein was a party to a Supplemental Agreement similar to those for Messrs. Ziemer and McCaslin. Mr. Bleustein, having retired at age 66, qualified for the 50% benefit level. In light of their tenure, these Supplemental Agreements provide limited additional benefits to Messrs. Ziemer and Bleustein.

Certain executives, including Messrs. Brostowitz, McCaslin and Ziemer and Ms. Lione, are entitled to receive a lump sum payment equal to one year’s salary plus applicable taxes upon retirement at or after age 55. This defined benefit has been adopted by the Company in lieu of providing post-retirement life insurance. Mr. Bleustein received this payment following his retirement on April 30, 2005.

Ms. Zarcone is not covered by the benefit described in the previous paragraph and she is not covered under the Salaried Pension Plan or the Restoration Plan. However, she has a life insurance benefit that was established before the Company completed the purchase of HDFS in December 1999. As part of the purchase, the Company assumed a Split Dollar Agreement (the “Insurance Agreement”) dated March 30, 1999 between Phillip Charles Zarcone as Trustee of the Donna Josephine Frett Zarcone Irrevocable Trust (the “Trust”) and HDFS (f/k/a Eaglemark Financial Services, Inc.). The Trust owns the insurance policy that is the subject of the Insurance Agreement and the Company is obligated to make the premium payments. In light of subsequent tax law changes that significantly increased Ms. Zarcone’s income tax obligation, the Insurance Agreement was amended in December 2002. The Company was obligated to make annual premium payments not to exceed $112,914 per year through 2005, so long as Ms. Zarcone remained a full-time employee of HDFS. (The Company’s 2005 Notice of Annual Meeting and Proxy Statement dated March 21, 2005 incorrectly reported that the Company was obligated to make annual premium payments not to exceed $112,914 per year for 2005 and 2006. The Company’s obligation to make the annual premium payment expired in 2005.) The Company does not have any right to recover these premium payments. The premium payments that the Company makes are reflected in Ms. Zarcone’s compensation in the Summary Compensation Table. The Insurance Agreement has been filed with the SEC.

Other Agreements Relating to Employment

HDFS has an employment agreement with Ms. Zarcone which provides that, upon termination of employment for reasons other than cause, HDFS will pay Ms. Zarcone certain amounts, including her base compensation in effect on the date of such termination (which currently would approximate the amount of cash compensation set forth in the Summary Compensation Table) for a period not exceeding one year, and the Company will continue other benefits to which she was entitled prior to termination. Such employment agreement does not establish minimum base salary levels for Ms. Zarcone and it has been filed with the SEC.

The Company offers a standard form of Severance Benefits Agreement that has been executed by all of the Company’s executive officers, including Messrs. Brostowitz, McCaslin and Ziemer and Ms. Lione. The Severance Benefits Agreement provides for up to one year’s salary and up to one year of certain employee benefits in the event of a termination of employment by the Company other than for cause. The form of Severance Benefits Agreement has been filed with the SEC.

The Company entered into Transition Agreements with the Chief Executive Officer and each of the named executive officers and six additional executive officers that become effective upon a change of control of the Company as defined in the Transition Agreements. The Transition Agreements provide that, in the event of termination of such individual’s employment with the Company for any reason (other than death) within two years after a change of control of the Company, such individual will receive a cash payment in an amount equal to the product of three multiplied by the sum of (i) the individual’s highest annual base salary during the five-year period preceding termination, (ii) the highest annual bonus paid during the five-year period preceding termination and (iii) the individual’s annual perquisite payment. Such individuals will also receive immediate vesting in any retirement, incentive, stock option and other deferred compensation plans. In addition, the covered individuals will receive three years of continued medical benefits and outplacement services. The contracts state that if any of the payments to the employees are considered “excess parachute payments” as defined in Section 280G of the Internal Revenue Code, then the Company will pay the penalty imposed upon the employee plus a tax gross-up. The form of Transition Agreement has been filed with the SEC.

A “change of control” for purposes of the Transition Agreements includes the following events: (i) continuing directors no longer constitute at least two-thirds of the directors serving on the Board, (ii) any person or group becomes a beneficial owner of 20% or more of Common Stock, (iii) the Company’s shareholders approve a merger involving the Company, the sale of substantially all of the Company’s assets or the liquidation or dissolution of the Company, unless in the case of a merger continuing directors constitute at least two-thirds of the directors serving on the board of directors of the survivor of such merger, or (iv) at least two-thirds of the continuing directors in office immediately prior to a proposed action determine that the proposed action, if taken, would constitute a change of control of the Company and such action is taken. A continuing director is a director of the Company who was a director on a specified date (generally on or shortly prior to the date of the applicable transition agreement) or who was nominated or elected by two-thirds of the continuing directors (except in the case of an actual or threatened proxy or control contest).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and holders of more than 10% of Common Stock to file with the SEC reports regarding their ownership and changes in ownership of the Company’s securities. The Company believes that during fiscal 2005, its directors and executive officers complied with all Section 16(a) filing requirements (to the Company’s knowledge, there are no holders of more than 10% of Common Stock). An amendment to Form 5 for the year ended December 31, 1998 was inadvertently filed late for Mr. Bleustein. This filing related to a gift of 5,000 shares made to a charitable organization. In making these statements, the Company has relied upon examination of the copies of Forms 3 and 4 (and amendments thereto) filed with the SEC, and the written representations of its directors and its executive officers.

HUMAN RESOURCES COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

The Human Resources Committee is responsible for establishing, reviewing and revising the compensation policies for the Company’s executive officers and other employees. All members of the Human Resources Committee are independent in accordance with the requirements of NYSE rules.

This report is being included pursuant to SEC rules designed to enhance disclosure of public companies’ executive compensation policies. This report addresses the Company’s compensation policies for fiscal year 2005 and how such policies affected the Chief Executive Officer (Jeffrey L. Bleustein until April 30, 2005 and James L. Ziemer since that date) and the Company’s other executive officers.

General

Under the supervision of the Human Resources Committee, the Company has developed and implemented compensation policies, plans and programs that seek to attract and retain qualified and talented employees and to maximize sustainable value for Harley-Davidson shareholders, customers, employees, and other stakeholders. To achieve these goals, the Company’s executive compensation policies, plans and programs consist of base salary, annual incentive compensation, annual equity-based awards, annual perquisite payments (cash payments made in lieu of receiving other benefits from the Company such as a car, payment of dues for a club membership and payment for tax planning and preparation services), the Restoration Plan, the Supplemental Agreements for certain executives, a non-qualified deferred compensation plan and life insurance benefits. Company executives also participate in benefit plans generally available to salaried employees.

In addition to utilizing the experience and knowledge of the Human Resources Committee and the Company’s Human Resources staff, the Human Resources Committee retains the services of an independent human resources consultant (the “Consultant”) in making its executive compensation decisions. Each year, the Company’s Human Resources staff selects several executive or other officer positions for benchmarking against comparable companies. The Consultant analyzes compensation data for the Chief Executive Officer and the named executive officers, as well as selected other executives, at comparable companies and prepares a written analysis (collectively, the “Independent Compensation Analysis”).

On the advice of the Consultant, the Human Resources Committee uses compensation data from a group of companies across all industries, with a focus on manufacturing companies. Compensation data from several leading published compensation surveys are used to determine comparable or competitive compensation opportunity levels for executives. In 2005, these surveys provided compensation data from over 500 publicly-traded companies. The Consultant analyzed the relationship between company revenue and compensation to arrive at market compensation levels for a company of our size (approximately $5 billion in annual revenues) for review by the Human Resources Committee. The Independent Compensation Analysis includes base salary (including the percentage increase over the prior year), annual bonus percentage and stock grant information for the comparable companies by position. The Independent Compensation Analysis also recommends ranges for base salary, annual bonus and stock incentive compensation for the selected Company executive or officer positions.

The comparable companies used to benchmark executive compensation are not shown explicitly on the Performance Graph below; however, there is overlap with these companies and the Standard & Poor’s 500 and the Standard & Poor’s Midcap 400 companies on the Performance Graph. The purpose of the Performance Graph is to compare the performance of Common Stock over a five-year period against a stock index or a fixed group of companies. In contrast, the Company generally utilizes compensation surveys with a focus on manufacturing companies, to compare its executive compensation policies against companies that have performance, revenue size and other characteristics similar to those of the Company during a certain period of time. The Human Resources Committee believes the comparable companies for compensation analysis most accurately reflect the competitive market for executive talent and the Human Resources Committee believes the comparable companies for performance comparisons most accurately reflect the competitive market for similar investment opportunities.

In general, it is the policy of the Human Resources Committee to have executive base salary range midpoints be at or below the median amounts paid to executives with similar qualifications, experience and responsibilities at comparable companies. Executives’ base salaries are determined by individual performance evaluations and potential future contributions to the Company. It is also the policy of the Human Resources Committee generally to establish incentive cash compensation opportunities and stock award grants at levels above the median amounts paid or granted to executives with similar qualifications, experience and responsibilities at other comparable companies. The Company intends to provide a competitive total compensation opportunity for Company executives, but with a greater amount of the total compensation opportunity at risk and dependent upon continuously improving Company performance. In 2005, on average 43% of the annual cash compensation as reflected in the Summary Compensation Table for the Chief Executive Officer and the named executive officers was comprised of incentive compensation or at risk and on average 22% of the corresponding cash compensation for all of the executives was comprised of at-risk incentive compensation. In all cases, the Human Resources Committee considers the total potential compensation payable to the Chief Executive Officer and each of the named executive officers and other executives when establishing or adjusting any element of their compensation package.

In particular, the process for the review and approval of the Chief Executive Officer’s total compensation is set forth in the Charter of the Human Resources Committee. The Human Resources Committee reviews the total compensation of the Chief Executive Officer and makes a recommendation to the independent directors of the Board, who comprise the members of the Nominating Committee. In making this recommendation, the Human Resources Committee receives the input from all of the members of the Nominating Committee regarding the performance of the Chief Executive Officer.

2005 Base Salary

Executive base salaries are reviewed annually. In February 2005, the Human Resources Committee, on the recommendation of the Consultant, discussed Mr. Bleustein’s compensation and, based upon his planned retirement on April 30, 2005, the Human Resources Committee did not increase Mr. Bleustein’s salary or grant stock options or restricted stock to Mr. Bleustein. In April 2005, the Human Resources Committee discussed compensation for Mr. Ziemer who was expected to be elected the Company’s Chief Executive Officer and President effective as of the conclusion of the Company’s 2005 annual meeting of shareholders. After reviewing the information presented by and the recommendation of the Consultant, the Human Resources Committee approved a base salary for Mr. Ziemer of $750,000.

Also in February 2005, the Human Resources Committee reviewed, with the Chief Executive Officer and the Vice President, Human Resources, and approved the annual salary plan for the executive officers. The annual salary plan was developed by the Company’s Human Resources staff under the direction of the Chief Executive Officer and is based primarily upon each executive’s individual performance evaluation for the prior year, the anticipated future contribution of each executive and the Independent Compensation Analysis. Base salaries in 2005 for the named executive officers are set forth in the Summary Compensation Table. Based on the Independent Compensation Analysis, the Human Resources Committee believes that the base salaries paid to the executives are generally at or below the median of base salaries paid to comparable executives of comparable companies.

2005 Incentive Cash Compensation

It is the policy of the Human Resources Committee that a short-term cash incentive compensation opportunity is offered to all eligible employees and that the plans under which this is paid be formula driven, have objective measures and have broad based participation. There are several short-term incentive plans (“STIPs”) that have been established by management and approved by the

Human Resources Committee to compensate the performance of employees of the Motor Company, Buell, HDFS, Harley-Davidson Dealer Systems, Inc. (“HDDS”) and the corporate officers of the Company. There are approximately 8,799 employees that participate in these plans company-wide. The Human Resources Committee has reviewed and recommended different measures for the plans that it believes will encourage all eligible employees to achieve their respective strategic objectives. While the plans may have different formulas, they all have objective measures that are reviewed and approved annually by the Human Resources Committee. In 2005, certain executive officers of the Company received short term incentive compensation under the Harley-Davidson, Inc. Amended Corporate Short Term Incentive Plan (the “Corporate STIP”), which was approved by shareholders in 2004. In 2006, all other employees of the Company will earn incentive compensation under the Employee Short Term Incentive Plan that was approved by shareholders at the 2005 annual meeting of shareholders.

In December 2004, the Human Resources Committee reviewed and approved the Motor Company STIP formula for 2005 and target awards for Motor Company executives in the Motor Company STIP; the HDFS STIP formula for 2005 and target awards for HDFS executives in the HDFS STIP; the Buell Motorcycle Company STIP formula for 2005; and the HDDS STIP formula for 2005. Also in December 2004, the Human Resources Committee established the performance target and target awards under the Corporate STIP for 2005 for participating executives.

During 2005, Messrs. Bleustein, Ziemer, Brostowitz and Ms. Lione, as the corporate officers of the Company, participated in the Corporate STIP. Ms. Zarcone participated in the HDFS STIP and on a limited basis (a target award of 10% of base salary) in the Motor Company STIP because of her continued oversight of a Motor Company business development project during the first quarter of 2005. The other named executive officer, Mr. McCaslin, participated in the Motor Company STIP consistent with his position as President and Chief Operating Officer of Harley-Davidson Motor Company. The target awards for the named executive officers ranged from 50% to 100% of their respective 2005 base salaries (the “Individual Target Award”). Mr. Bleustein’s Individual Target Award for 2005 was 100% of his base annual salary until April 30, 2005. Mr. Ziemer’s Individual Target Award for 2005 was 70% of his base annual salary until April 30, 2005 and adjusted to 100% of his base salary for the balance of the year. The amount of the Chief Executive Officer’s and each named executive officer’s Individual Target Award is reviewed annually based upon the Independent Compensation Analysis, the executive’s individual performance evaluation for the prior year and the Human Resources Committee’s appraisal of the executive’s anticipated future contribution to the Company.

Motor Company STIP: Award payouts under the Motor Company STIP were based upon Motor Company financial targets related to earnings before interest and taxes and objectively measured strategic targets related to product quality and customer satisfaction. The resulting performance payout for 2005 under the Motor Company STIP as approved by the Human Resources Committee was 63.6% of target award.

HDFS STIP: Award payouts under the HDFS STIP were based on the percentage increase in operating income and rate of return on equity. The resulting performance payout for 2005 under the HDFS STIP as approved by the Human Resources Committee was 132.0% of target award.

Corporate STIP: The Human Resources Committee again selected earnings per share growth as the sole performance criterion for the 2005 Corporate STIP formula to better align interests of the

Corporate STIP participants with shareholders’ interests. This mathematical formula would have provided a bonus of 142.0% of the individual target award based on diluted earnings per share. The terms of the Corporate STIP limit the total dollar payment to any one individual to $3 million per year. Under the terms of the Corporate STIP, the Human Resources Committee also has the discretion to reduce awards determined by the formula by up to 50%. Based upon the recommendation of management, the Human Resources Committee decided to exercise its discretion and reduce the cash incentive payments to 102.0% of the target award to achieve more consistency with the Motor Company STIP and the STIP payments for the other affiliates. As a result, Mr. Bleustein’s actual 2005 Corporate STIP award was $297,511 and Mr. Ziemer’s was $598,623. All short term incentive plan awards paid or payable for 2005 by the Company with respect to the Chief Executive Officers and the named executive officers are set forth in the Summary Compensation Table.

2005 Stock Option and Restricted Stock Grants

While the short term incentive plans motivate Company employees, including executives, to maximize Company performance on an annual basis, the Human Resources Committee believes that it is also important to reward employees for shareholder value creation and to align the interests of shareholders and employees. In addition, the Human Resources Committee believes that stock-based incentives provide a valuable tool to retain and attract key employees. This long term incentive compensation opportunity has been provided through the Company’s 2004 Incentive Stock Plan. This plan was approved by shareholders in 2004 and is designed with maximum flexibility to grant stock options, stock appreciation rights, performance-based equity awards, restricted stock or other equity vehicles, while maintaining limits that attempt to ensure shareholder dilution levels that continue to remain at or below those of comparable companies.

The Human Resources Committee reviews, with the Vice President, Human Resources and, except in the case of his own stock awards, the Chief Executive Officer, and has approved a combination of both stock options and restricted stock for individuals based on a formula calculation for each of the executives, including the named executive officers and approximately 480 other employees. The amount of each executive’s stock option and restricted stock grants is determined based upon the executive’s individual performance evaluation for the prior year, the executive’s base salary and an appraisal of the executive’s anticipated long term future contribution to the Company. The amount of the Chief Executive Officer’s stock option and restricted stock grant is subjectively determined by the Human Resources Committee based upon the same criteria as set forth in the preceding sentence with information provided in the Independent Compensation Analysis. The stock options and restricted stock granted to the Chief Executive Officer and named executive officers in 2005 are set forth in the Summary Compensation and Option Grants Tables.

Mr. Bleustein’s Retirement Compensation

Mr. Bleustein retired as Chief Executive Officer as planned on April 30, 2005 and is receiving retirement payments as disclosed in this Proxy Statement under the section entitled, “Retirement Benefits and Agreements Related to Employment.” Mr. Bleustein remains a Director of the Company, serving as non-executive Chairman, for which he receives the compensation disclosed under “Director Fees.” Under the post-retirement medical plan for all salaried employees, Mrs. Bleustein is entitled to spend the remaining funds, if any, in Mr. Bleustein’s healthcare account in the event she survives Mr. Bleustein and, thereafter, Mrs. Bleustein will continue to have access to Company sponsored medical healthcare provided she pays the full premium. In addition, under a benefit not available to all salaried employees, if Mrs. Bleustein survives her husband she will have the continued benefit her husband presently has of an annual payment up to $5,000 to cover unreimbursed medical payments. The Company did not enter into any special arrangement with Mr. Bleustein in connection with his retirement.

Other Compensation

The Human Resources Committee believes that the compensation paid or payable pursuant to the Company’s annual perquisite payments, Restoration Plan, applicable Supplemental Agreements, non-qualified deferred compensation plan, life insurance benefits and the benefit plans available to salaried employees generally is competitive with the benefit packages offered by comparable employers. From time to time, the Company obtains data to ensure that such benefit plans and programs remain competitive and reviews that data with the Human Resources Committee.

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code provides that a publicly held corporation will not be entitled to deduct for federal income tax purposes compensation paid to the Chief Executive Officer and each of the named executive officers in excess of $1 million in any year. Incentive compensation based on company performance, provided it is paid pursuant to a plan that has been approved by shareholders and meets certain other criteria, is not subject to Section 162(m). Compensation paid under the Company’s stock option plans and the Corporate STIP qualifies as incentive compensation under Section 162(m). It is the Human Resources Committee’s intention to utilize incentive compensation as a substantial component of the Company’s executive compensation program and to attempt to structure the payment of compensation so that the Company will not lose deductions under Section 162(m).

Conclusion

Over the last five calendar years, shareholders of the Company have enjoyed a total return of approximately 33%. During that same period of time the Standard & Poor’s 500 and MidCap 400 Indexes had total returns of 1% and 51%, respectively, as illustrated in the Performance Graph on the following page. The Human Resources Committee believes that these compensation policies and practices are in the best interests of the Company and consistent with the Company’s commitment to balance the interests of all of the Company’s stakeholders including its customers, suppliers, employees, shareholders, government and communities in which we operate.

2005 Human Resources Committee of the Board of Directors

Barry K. Allen

George H. Conrades, Chairperson

Sara L. Levinson

PERFORMANCE GRAPH

The SEC requires the Company to include in this Proxy Statement a line graph presentation comparing cumulative five year Common Stock returns with a broad-based stock index and either a nationally recognized industry index or an index of peer companies selected by the Company. The Company has chosen to use the Standard & Poor’s 500 Index as the broad-based index and the Standard & Poor’s MidCap 400 Index as a more specific comparison. The Standard & Poor’s MidCap 400 Index was chosen because the Company does not believe that any other published industry or line-of-business index adequately represents the current operations of the Company.

	2000 ($)	2001 ($)	2002 ($)	2003 ($)	2004 ($)	2005 ($)
Harley-Davidson, Inc.	100	137	117	121	155	133
Standard & Poor’s MidCap 400 Index	100	99	85	115	134	151
Standard & Poor’s 500 Index	100	88	69	87	96	101
*Assumes $100 invested on December 31, 2000

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE REPORT

The Nominating Committee is empowered by the Board to continuously review corporate governance practices of the Company and to make recommendations to the Board. All members of the Nominating Committee are independent in accordance with the requirements of NYSE rules. As set forth in its Charter, the Nominating Committee leads the Board in an annual review of the performance of the Board and the Board’s committees. In addition, the Nominating Committee reviews and approves the Chief Executive Officer’s performance and compensation, as recommended by the Human Resources Committee.

On December 8, 2005, the Nominating Committee reviewed and revised the Company’s Corporate Governance Policy to, among other things, encourage the continuing education of board members, provide board members with access to senior management and more specifically define each board member’s responsibility to attend meetings, including the annual meeting of shareholders (unless there is a scheduling conflict) and review all pre-meeting materials. The Corporate Governance Policy has been in place since December 1995.

The Conflict of Interest Process for Directors and Executive Officers was approved by the Nominating Committee at the December 11, 2002 meeting and was revised by the Nominating Committee on December 3, 2003. The revisions reflected the roles of the Human Resources Committee and the Nominating Committee in the process.

The Company has a Code of Business Conduct (revised and approved by the Board on January 20, 2003) that applies to all employees of the Company as well as the directors (the “Code of Conduct”). The Code of Conduct is a comprehensive document that is based on the Company’s corporate values: Tell the Truth, Be Fair, Keep Your Promises, Respect the Individual and Encourage Intellectual Curiosity. The Code of Conduct updates the 1992 version and is intended to promote honest and ethical conduct and to provide guidance for the appropriate handling of various business situations. The Code of Conduct discusses the following issues: communications (e.g., e-mail, Internet, voicemail and media contact), compliance with laws, confidential information and intellectual property, conflict of interest, environmental responsibilities, fair dealing (e.g., accurate advertising, antitrust laws, gifts and selecting suppliers), fair employment, fraud and misrepresentation, government, insider trading, privacy, work environment and reporting procedures. The Code of Conduct provides that employees and directors have a responsibility to report possible violations of the Code of Conduct by calling a toll-free number set forth in the Code of Conduct. The General Counsel of the Company regularly reports to the Nominating Committee on matters related to the Code of Conduct. The Code of Conduct has been published in English, Spanish, French, German, Italian, Japanese and Portuguese and has been distributed to all current employees. The Company has developed a special training module for all new employees on the Code of Conduct. In addition, the Company provides periodic communication and training to existing employees in order to maintain awareness of the importance of the Company’s Code of Conduct. During 2005, the General Counsel conducted training sessions with the Company’s senior executives on the Code of Conduct and other corporate governance issues such as insider trading and the Company’s Disclosure Policy.

The Code of Conduct, the Conflict of Interest Process for Directors and Executive Officers, the Corporate Governance Policy and each of the three committee Charters are on the Corporate Governance page of the Company’s website. In addition, the Corporate Governance page of the Company’s website contains information about how the Company’s stakeholders can contact directors if they have questions or issues of concern for the Board.

2005 Nominating and Corporate Governance Committee of the Board of Directors

Barry K. Allen, Chairperson

Richard I. Beattie

George H. Conrades

Judson C. Green

Sara L. Levinson

George L. Miles, Jr.

James A. Norling

AUDIT COMMITTEE REPORT

The Audit Committee of the Board reviews the Company’s financial reporting process, the audit process and the process for monitoring compliance with laws and regulations. The Audit Committee is comprised of four members, two of whom (Messrs. Green and Miles) the Board has determined to be audit committee financial experts within the meaning of SEC rules, and all of the Audit Committee members are independent in accordance with the audit committee requirements of NYSE rules.

The Board approved and adopted the Financial Code in December 2002. The Financial Code has been signed by the Company’s Chief Executive Officer, Chief Financial Officer, certain other employees in the finance and accounting department as well as other employees who work in areas that support the financial reporting processes and the corporate internal audit function. Members of the Company’s Disclosure Committee have also signed the Financial Code.

The Company’s internal audit function continues to perform an essential role in the Company’s efforts to comply with the Sarbanes-Oxley Act of 2002, as well as other compliance matters. The head of the internal audit function reports directly to the Audit Committee and the Company’s Chief Financial Officer. The Audit Committee Charter specifically provides that the head of the internal audit function is ultimately accountable to the Board and the Audit Committee and that the Audit Committee has the ultimate authority and responsibility to appoint, retain, evaluate and, where appropriate, replace the head of the internal audit function.

In addition, the Audit Committee Charter provides that the independent auditors are ultimately accountable to the Board and the Committee. The Audit Committee has the ultimate authority and responsibility to appoint, retain, evaluate and, where appropriate, replace the independent auditors, though the Audit Committee will seek shareholder ratification of its choice of independent auditors at the Company’s annual meeting of shareholders. In 2005, the Audit Committee discussed the following with the Company’s auditors: (i) their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board; (ii) the overall scope and plans for their respective audits including the adequacy of staffing and compensation; and (iii) the adequacy and effectiveness of the accounting and financial controls, including the Company’s system to monitor and manage business risk, and legal and regulatory compliance programs.

In December 2005, the Audit Committee reviewed and reassessed the adequacy of the Audit Committee Charter and recommended proposed changes to the Board for approval, which the Board approved in February 2006. The Audit Committee Charter, as amended, is attached hereto as Exhibit A.

The Audit Committee has reviewed and discussed with management its assessment of the effectiveness of the Company’s internal control system over financial reporting as of December 31, 2005. Management has concluded that the internal control system was effective. This assessment was also audited by Ernst & Young LLP, the Company’s independent registered public accounting firm for the 2005 fiscal year. The audited financial statements of the Company for the 2005 fiscal year were also reviewed and discussed with management as well as with representatives of Ernst & Young LLP. The Audit Committee has also discussed with Ernst & Young LLP, the matters required to be discussed by Statement of Auditing Standards No. 61, other professional standards and regulatory requirements currently in effect. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards

Board Standard No. 1, as currently in effect, and has discussed with representatives of Ernst & Young LLP the independence of Ernst & Young LLP. Based on the review and discussions referred to above, the Audit Committee has recommended to the Board that the audited financial statements for the 2005 fiscal year be included in the Company’s Annual Report on Form 10-K for the 2005 fiscal year for filing with the SEC.

2005 Audit Committee of the Board of Directors

Richard I. Beattie

Judson C. Green

George L. Miles, Jr.

James A. Norling, Chairperson

SHAREHOLDER PROPOSALS

If a shareholder intends to present a proposal at the 2007 annual meeting of shareholders and desires to have the Company include that proposal in the Company’s proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (“Rule 14a-8”), then the shareholder must ensure that the Company receives the proposal no later than November 27, 2006.

A shareholder who otherwise intends to present business at the 2007 annual meeting of shareholders must comply with the requirements set forth in the Articles of Incorporation. The Articles of Incorporation state, among other things, that to bring business before an annual meeting, a shareholder must give written notice that complies with the Articles of Incorporation to the Secretary of the Company not less than 60 days in advance of the date in the current fiscal year of the Company corresponding to the date the Company released its proxy statement to shareholders in connection with the annual meeting for the immediately preceding year. Thus, since the Company anticipates mailing this Proxy Statement on March 27, 2006, the Company must receive notice of a shareholder proposal submitted other than pursuant to Rule 14a-8 by January 26, 2007.

If the notice is received after January 26, 2007, then the notice will be considered untimely and the Company is not required to present such proposal at the 2007 annual meeting of shareholders. If the Board chooses to present a proposal submitted other than pursuant to Rule 14a-8 at the 2007 annual meeting of shareholders, then the persons named in the proxies solicited by the Board for the 2006 annual meeting of shareholders may exercise discretionary voting power with respect to such proposal.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

Under the rules of the SEC, the Company is permitted to use a method of delivery, often referred to as “householding.” Householding permits the Company to mail a single set of proxy materials to any household in which two or more different shareholders reside and are members of the same household or in which one shareholder has multiple accounts. The Company did not household materials for the Annual Meeting. If the Company households materials for future meetings, then only one copy of the Company’s annual report and proxy statement will be sent to multiple shareholders of the Company who share the same address and last name, unless the Company has received contrary instructions from one or more of those shareholders. In addition, the Company has been notified that certain intermediaries (i.e., brokers, banks or other nominees) will household proxy materials for the

Annual Meeting. For voting purposes, a separate proxy card will be included for each account at the shared address. The Company will deliver promptly, upon oral or written request, a separate copy of the Annual Report and Proxy Statement to any shareholder at the same address. If you wish to receive a separate copy of the Annual Report and Proxy Statement, then you may contact the Company’s Investor Relations Department (a) by mail at Harley-Davidson, Inc., 3700 West Juneau Avenue, P. O. Box 653, Milwaukee, Wisconsin 53201-0653, (b) by telephone at 877-HDSTOCK (toll-free) or (c) by e-mail at investor.relations@harley-davidson.com. You can also contact your broker, bank or other nominee to make a similar request. Shareholders sharing an address who now receive multiple copies of the Company’s annual report and proxy statement may request delivery of a single copy by contacting the Company as indicated above, or by contacting their broker, bank or other nominee, provided the broker, bank or other nominee has elected to household proxy materials.

By Order of the Board of Directors,

Harley-Davidson, Inc.

Gail A. Lione

Secretary

Milwaukee, Wisconsin

March 27, 2006

EXHIBIT A

HARLEY-DAVIDSON, INC.

Audit Committee Charter

I. Committee’s Purpose

The Audit Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of Harley-Davidson, Inc. (the “Company”) to provide assistance to the Board in fulfilling its oversight responsibility relating to: (a) the integrity of the Company’s financial statements and the financial reporting process; (b) the systems of internal control over financial reporting; (c) the approval of the Financial Code of Ethics; (d) the internal audit function; (e) the retention, compensation and termination of the independent auditors; (f) the annual independent audit of the Company’s financial statements; (g) the independent auditors’ qualifications and independence; and (h) the Company’s compliance with legal and regulatory requirements. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, independent auditors, the internal auditors and management of the Company. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company.

A. Meetings

The Committee shall meet as often as it determines, but not less frequently than quarterly. The Committee shall meet periodically with management, the internal auditors and the independent auditor. The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee, with or without management present.

B. Internal Audit Function

The Committee shall have a clear understanding with management that the Company’s internal auditor is ultimately accountable to the Board and the Committee. The Committee shall have the ultimate authority and responsibility to appoint, retain, evaluate and, where appropriate, replace the internal auditor. The Committee shall review the internal auditor’s responsibilities and ensure unrestricted access by internal auditors to relevant records, personnel and physical properties. The Committee shall ensure the internal audit function is structured so that it achieves organizational independence and permits full and unrestricted access to the Committee, management and the Board. In addition, the Committee shall review and approve the annual internal audit plan and budget. Further, the Committee shall meet separately with the internal auditors, with and without management present, to discuss the results of their examinations.

C. Independent Auditors

The Committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board and the Committee. The Committee shall have the ultimate authority and responsibility to appoint, retain, evaluate and, where appropriate, replace the independent auditors, though the Committee will seek shareholder ratification of its choice of independent auditors at the Company’s annual meeting of shareholders. The Committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board.

The Committee shall discuss with the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the Committee shall discuss with management and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company’s system to monitor and manage business risk, and legal and regulatory compliance programs. Further, the Committee shall meet separately with the independent auditors, with and without management present, to discuss the results of their examinations.

D. Limitation of Role of Committee

It is recognized that the members of the Committee are not full-time employees of the Company and they do not represent themselves to be accountants or auditors on behalf of the Company. It is not the Committee’s duty to plan or conduct audits or to determine if the Company’s financial statements are prepared accurately and in accordance with generally accepted accounting principles (“GAAP”). These duties are the responsibility of management and the independent auditors, who are ultimately accountable to the Committee. It is not the Committee’s responsibility to independently verify information presented to it, unless special circumstances require independent verification. The statement of the Committee’s Duties, Responsibilities and Processes below is in all respects qualified by this limitation.

II. Committee Membership

The Committee shall be comprised of at least three directors, each of whom shall meet the independence and experience requirements of the New York Stock Exchange, the requirements of the Sarbanes-Oxley Act of 2002 (the “Act”) and other applicable laws, regulations and rules. All Committee members shall be financially literate, or shall become financially literate within a reasonable period of time after appointment to the Committee. In addition, at least one member of the Committee must have accounting or related financial management expertise; or if the Board so determines, be deemed an audit committee financial expert in accordance with the requirements of the Act. Committee members shall not simultaneously serve on the audit committee of more than two other public companies.

III. Committee’s Duties, Responsibilities and Processes

The primary responsibility of the Committee is to oversee the Company’s financial reporting process on behalf of the Board and report the results of their activities to the Board. Management is responsible for preparing the Company’s financial statements, and the independent auditors are responsible for auditing those financial statements. The Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Committee. The Committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing regulations, conditions and circumstances. The Committee should take the appropriate actions to set the overall “tone” for quality financial reporting, sound business risk practices, and ethical behavior of management, the internal auditors and the independent auditors.

The Committee shall pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditors, subject to the de minimis exceptions described in the Exchange Act of 1934, as amended, which are approved by the Committee prior to the completion of the audit.

The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Committee.

The following shall be the principal recurring processes of the Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

A. Financial Statement and Disclosure Matters

1.	Prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

2.	Discuss the interim financial statements, including footnotes and Management’s Discussion and Analysis, with management and the independent auditors prior to the filing of the Company’s Quarterly Report on Form 10-Q. Also, the Committee shall review the results of the auditor’s quarterly review and any other matters required to be communicated to the Committee by the independent auditors under GAAP. The Chair of the Committee may represent the entire Committee for the purposes of this review. Specifically, the Committee shall review and discuss quarterly reports from the independent auditors with regard to:

(a)	All critical accounting policies and practices to be used.

(b)	All alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

(c)	Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

3.	Review with management and the independent auditors the financial statements, including disclosures made in Management’s Discussion and Analysis to be included in the Company’s Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

4.	Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal control over financial reporting and any special steps adopted in light of material control deficiencies.

5.	Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

6.	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

7.	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

8.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested Information, and any significant disagreements with management.

9.	Review disclosures made to the Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal control over financial reporting or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal control over financial reporting.

B. Oversight of the Company’s Relationship with the Independent Auditor

10.	Review and evaluate the lead partner of the independent auditor team.

11.	Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and the internal auditors. The Committee shall present its conclusions with respect to the independent auditor to the Board.

12.	Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit, the audit partner responsible for reviewing the audit and any other audit personnel as required by laws, regulations and rules. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

13.	Set clear policies for the Company’s hiring of employees or former employees of the independent auditor.

14.	Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

C. Oversight of the Company’s Internal Audit Function

15.	Discuss with the independent auditor and management the Company’s internal auditing responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

16.	Review the appointment, performance and any replacement of a senior internal auditing executive.

17.	Review the significant reports to management prepared by the internal auditors and management’s responses.

D. Compliance Oversight Responsibilities

18.	Obtain from the independent auditor assurance that the firm has not detected or otherwise become aware of information indicating that an illegal act has or may have occurred.

19.	Obtain reports from management, the Company’s senior internal auditing executive and the independent auditor to the effect that the Company and its subsidiary/foreign affiliated entities are in conformity with applicable legal requirements regarding auditing matters. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations.

20.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

21.	Approve a Financial Code of Ethics.

22.	Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

23.	Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

E. Miscellaneous

24.	Make regular reports to the Board.

25.	Review and reassess annually the performance of the Committee and the adequacy of this Charter, and recommend any proposed changes to the Board for approval.

26.	Establish subcommittees and delegate authority to such subcommittees if the Committee determines it is desirable to accomplish the duties and responsibilities of the Committee.

Adopted 8/17/94 Board Meeting

Amended:

2/17/00 Board Meeting

2/12/03 Board Meeting

12/4/03 Board Meeting

2/15/06 Board Meeting

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☐ Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card	123456	C0123456789	12345

A Election of Directors	PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

1. The Board of Directors recommends a vote FOR the listed nominees:

	For	Withhold

01 - Jeffrey L. Bleustein	☐	☐

02 - Donald A. James	☐	☐

03 - James A. Norling	☐	☐

04 - James L. Ziemer	☐	☐

B    Ratification of Selection of Independent Registered Public Accounting Firm

2. The Board of Directors recommends a vote FOR the following proposal.

	For	Against	Abstain

Ratification of selection of Ernst & Young LLP, independent registered public accounting firm, as auditors.	☐	☐	☐

Consent For Future Delivery of Proxy Material Online

I Consent

Until contrary notice to the Corporation, I consent to access all future notices of annual meetings, proxy statements and annual reports issued by the Corporation over the Internet. SEE REVERSE FOR DETAILS.	☐

Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this Proxy Card. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)
/ /

■	1 U P X	0 0 8 3 2 6 1 +

Proxy - Harley-Davidson, Inc.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE APRIL 29, 2006 ANNUAL MEETING OF SHAREHOLDERS

The undersigned appoints James L. Ziemer and Thomas E. Bergmann and each of them as proxies for the undersigned, with full power of substitution and resubstitution, to act and vote all the shares of Common Stock of Harley-Davidson, Inc. held of record by the undersigned on March 9, 2006 at the Annual Meeting of Shareholders of Harley-Davidson, Inc. to be held on April 29, 2006 and at any adjournment or postponement thereof (the “Meeting”).

Without limiting the generality of this Proxy Card, Messrs. Ziemer and Bergmann are each authorized to vote:

(a) as specified upon the proposals listed hereon and described in the Proxy Statement for the Meeting; and

(b) in their discretion upon any other matter that may properly come before the Meeting.

The Board of Directors recommends a vote FOR: (i) the nominees as directors (Proposal 1) and (ii) the ratification of the selection of Ernst & Young LLP - independent registered public accounting firm, as auditors (Proposal 2).

The shares represented by this Proxy Card shall be voted as specified. If no specification is made, the shares shall be voted as recommended by the Board of Directors.

PLEASE VOTE USING THE TELEPHONE OR VIA THE INTERNET OR, TO VOTE BY MAIL, MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENVELOPE PROVIDED.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE

Harley-Davidson, Inc. (the “Corporation”) provides its annual reports and proxy solicitation materials, including notices to shareholders of annual meetings and proxy statements, on the Internet. If you give your consent to access these documents on the Internet, the Corporation will advise you when these documents become available on the Internet. Providing these documents on the Internet will reduce the Corporation’s printing and postage costs. Once you give your consent, it will remain in effect until you notify the Corporation that you wish to resume mail delivery of the annual reports and proxy statements. Even though you give your consent, you still have the right at any time to request copies of these documents.

To give your consent, mark the appropriate box located on the reverse of this Proxy Card.

Voting Instructions

Instead of mailing your proxy, you can vote by telephone or Internet! Available 24 hours a day 7 days a week!

You may choose one of the three voting methods outlined below to vote your shares.

To vote using the Telephone (within U.S. and Canada)	To vote using the Internet	To vote by Mail

•      Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•      Follow the simple instructions provided by the recorded message.

	• Go to the following web site: WWW.COMPUTERSHARE.COM /EXPRESSVOTE • Enter the information requested on your computer screen and follow the simple instructions.	• Mark, sign and date the proxy card. • Return the proxy card in the postage-paid envelope provided.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on April 29, 2006.

THANK YOU FOR VOTING

IMPORTANT NOTICE REGARDING AVAILABILITY OF ANNUAL REPORT

AND PROXY MATERIALS

FOR THE 2006 ANNUAL MEETING OF SHAREHOLDERS

OF HARLEY-DAVIDSON, INC. TO BE HELD AT 10:30 A.M., CENTRAL TIME, ON APRIL 29, 2006

AND VOTING INSTRUCTIONS

Dear Shareholder:

Last year, on your Harley-Davidson, Inc. proxy card, you consented to access future notices of annual meetings, proxy statements and annual reports issued by Harley-Davidson over the Internet. We are pleased to advise you that the 2006 Notice of Annual Meeting and Proxy Statement (“Proxy Statement”) and 2005 Annual Report (“Annual Report”) are now available and that you can now vote your shares of Harley-Davidson, Inc. Common Stock (the “Shares”) for the 2006 Annual Meeting of Shareholders online. We are enclosing your Proxy Card to help you vote your Shares.

To view the Proxy Statement and Annual Report, please visit: www.harley-davidson.com. Choose the “United States” link.

•	To access the Annual Report ð You will see several headings at the top of the Harley-Davidson USA web page. Please click on the “Company” heading. The Annual Report can be accessed from the “Company” page by clicking on the 2005 Annual Report link found on the middle of the page.

•	To access the Proxy Statement ð Please click the “Company” heading found near the top of the Harley-Davidson USA web page. On the left side of the “Company” page, you will find several headings. Choose the “Investor Relations” tab. Under the subheading “Financials,” click on “SEC Filings.” Find the line where the description is “Definitive Proxy Statement” and the date filed is in March 2006. View the Proxy Statement by clicking on the HTML or PDF view for the “Definitive Proxy Statement.”

There are three ways to vote your Shares:

1.	To vote your Shares over the Internet, please visit: www.computershare.com/expressvote and then follow the voting instructions. You will need your holder account number and proxy access number provided on the reverse side of the enclosed Proxy Card.

2.	You may vote by telephone using the number (800) 652-VOTE (8683) (within the United States or Canada). You will need your holder account number and proxy access number provided on the reverse side of the enclosed Proxy Card.

3.	You may also choose to mail your enclosed Proxy Card in the postage paid envelope (also enclosed).

You only need to vote using one voting method (via mail, telephone or Internet). Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on April 29, 2006.

In connection with viewing the Proxy Statement and Annual Report online, you may incur certain Internet charges, such as fees from your Internet service provider or telephone company. Although you gave your consent, you maintain the right to request paper copies of these documents at any time by contacting the Company’s Investor Relations by: (a) mail at Harley-Davidson, Inc., 3700 West Juneau Avenue, Milwaukee, Wisconsin 53208, (b) telephone at 877-HDSTOCK (toll-free) or (c) e-mail at investor.relations@harley-davidson.com.